As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 333-124903

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

O2 Secure Wireless, Inc.

(Name of small business issuer in its charter)

Georgia	3669	45-0526044
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3300 Holcomb Bridge Rd., Suite 226 Norcross, Georgia 30092 (678) 942-0684
(Address and telephone number of principal executive offices)

Keith A. Greaves 3300 Holcomb Bridge Rd., Suite 226 Norcross, Georgia 30092 (678) 942-0684
(Name, address and telephone number of agent for service)

Copies to:

Robert J. Mottern, Esq. BUKER, JONES and HALEY, P.C. 115 Perimeter Center Place South Terraces, Suite 170 Atlanta, Georgia 30346-1238 Telecopier No.: 770-804-0509	Brent S. Gillett, Esq. 1545 Peachtree Street Suite 650 Atlanta, Georgia 30309 Telecopier No.: 678-840-2126

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Minimum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, no par value	9,599,783	$1.50	$14,399,765	$1,694.84

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) The Registrant previously paid $890.99 in fees in connection with the filing of this registration statement on May 13, 2005, paid an additional $306.02 on or about August 3, 2005 in connection with the filing of an amendment to this registration statement, paid an additional $296.53 on or about November 9, 2005 in connection with the filing of a second amendment to this registration statement, and is paying the balance of $201.30 with this amended registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated February 8, 2006

O2 Secure Wireless, Inc.

9,599,783 Shares of Common Stock

This prospectus relates to the sale of up to 9,599,783 shares of O2 Secure Wireless, Inc.'s common stock by certain selling shareholders identified in this prospectus.  All of the shares, when sold, will be sold by these selling shareholders.  Please refer to "Selling Shareholders" beginning on page 16. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

At this time, there is no public market for our common stock.  However, upon commencement of this offering, we intend to apply for trading of our common stock on the OTC Bulletin Board.  Once a market has been established, the price of the shares will be at the market, and the price of our stock will fluctuate based on the demand for the shares of common stock. The selling shareholders will sell their shares at $1.50 per share until our shares are quoted on the OTC Bulletin Board or Pink Sheets, and thereafter at prevailing market prices or privately negotiated prices.  We believe the shares will begin trading in the range of $1.50 per share. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling shareholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

This offering will terminate 36 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2006.

The information in this prospectus is not complete and may be changed. Neither the Selling Shareholders nor O2 Secure Wireless may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Item Description	Page No.

PROSPECTUS SUMMARY

5

ABOUT US

5

THE OFFERING

5

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

6

RISK FACTORS

6

FORWARD-LOOKING STATEMENTS

16

SELLING SHAREHOLDERS

16

USE OF PROCEEDS

30

DETERMINATION OF OFFERING PRICE

30

DILUTION

30

SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

30

PLAN OF DISTRIBUTION

32

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

34

DESCRIPTION OF BUSINESS

38

MANAGEMENT

47

EXECUTIVE COMPENSATION

48

LEGAL PROCEEDINGS

50

PRINCIPAL SHAREHOLDERS

50

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

51

DESCRIPTION OF SECURITIES

53

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS  55

EXPERTS

55

LEGAL MATTERS

55

HOW TO GET MORE INFORMATION

55

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

66

INFORMATION NOT REQUIRED IN PROSPECTUS

77

SIGNATURES

82

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

O2 Secure Wireless, Inc. is a wireless Internet service provider (WISP) that targets high-density residential areas throughout the southeastern region of the United States. Our principle plan is to provide high-speed broadband Internet connections using wireless fidelity (WI-FI) technology on a monthly subscription basis to residents of multifamily properties.  We also distribute wireless access equipment and plan to provide Voice over Internet Protocol telephony (VoIP).

We incurred losses of ($204,625) and ($907,381) for the period of inception (October 29, 2003) to September 30, 2004, and the fiscal year ended September 30, 2005, respectively. In addition, we had working capital of $397,507 as of September 30, 2005. The report of our auditors contains an explanatory note raising substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon many factors, including our ability to obtain financing. Management's plan, in this regard, is to actively pursue additional sources of revenue, control our expenses, continually evaluate our profitability, and pursue additional debt and/or equity financing, as needed.

ABOUT US

We were incorporated in the State of Georgia on October 29, 2003.  Our principal place of business is located at 3300 Holcomb Bridge Rd., Suite 226, Norcross, Georgia 30092. Our telephone number is (678) 942-0684.

We maintain a website at www.o2securewireless.com which contains descriptions of the services and products that we offer, and allows password protected access by our subscribers to maintain and view information about their account with us.

THE OFFERING

This offering relates to the sale of common stock by the Selling Shareholders.

Common Stock Offered	9,599,783 shares by Selling Shareholders
Offering Price	At $1.50 until the shares are quoted on the OTC Bulletin Board or Pink Sheets, and thereafter at prevailing market prices or privately negotiated prices
Common Stock Outstanding Before the Offering	23,928,908 shares

Use of Proceeds	We will not receive any proceeds from the shares offered by the selling shareholders. See "Use of Proceeds."
Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors."
Over-the-Counter Bulletin Board Symbol	None.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Selected Statement of Operations Data

	October 29, 2003 (Inception) to September 30, 2004	Fiscal Year Ended September 30, 2005

Revenues, Net	$ 93	$ 61,416
Operating Expenses	204,718	970,258
Net Loss	(204,625)	(907,381)

Earnings (Loss) Per Share - Basic and Diluted	(0.01)	(0.04)

Selected Balance Sheet Data

	September 30, 2004	September 30, 2005

Current Assets	$ 297,200	$ 1,268,415
Equipment, net	85,767	351,940
Other Assets	--	14,909
Total Assets	382,967	1,635,264

Current Liabilities	241,125	870,908
Shareholders' Equity	141,842	764,356
Total Liabilities and Shareholders' Equity	382,967	1,635,264

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We Have Historically Lost Money And Expect Our Losses Will Continue In The Future

For the period from inception (October 29, 2003) to September 30, 2004, we lost ($204,625).  For the fiscal year ended September 30, 2005, we lost ($907,258).  Our shareholders' equity at September 30, 2005 was $764,356.  We expect that we will incur operating losses for the foreseeable future.

Our Negative Cash Flow, Operating Losses And Limited Operating History Make It Difficult To Assure Generation of Significant Revenues In The Future, And As a Result Our Auditors Have Issued A Going Concern Explanatory Paragraph To Our Financial Statements

We have a limited operating history, have not operated in the "Wi-Fi" market prior to 2004, and have yet to operate in the VoIP market at all. We are in the early stages of deploying our wireless networks and VoIP service. Our wireless Internet service is currently deployed at a several multi-dwelling units in Charlotte, North Carolina and Atlanta, Georgia. Consequently, there is no meaningful historical operating or financial information about our business upon which to evaluate future performance.  We cannot assure generation of significant revenues, sustained profitability or generation of positive cash flow from operating activities in the future. If we cannot generate enough revenue, our business may not succeed and our common stock may have little or no value.  As a consequence, the report of our auditors on its audited financial statements contains an explanatory note raising substantial doubt about our ability to continue as a going concern.

If We Are Not Able To Reduce Our Installation Costs, Our Business May Never Become Profitable

To date, our costs to install our high-speed networks have exceeded our initial estimates due to problems encountered in the installations and with our initial choice of equipment.  We expect the cost of each installation to be lower in the future as we are able to anticipate and plan around installation problems, and as we use proven equipment solutions.  In addition, our installation costs have been higher than anticipated on installations outside of Atlanta, Georgia due to travel-related expenditures of our installers.  Due to many factors, the costs associated with network installation will vary between the various location venues that we are targeting. We will expand only into those markets and locations we believe will be profitable after considering installation costs and other competitive factors.  Our cost to install systems has decreased with each system that we install, and we believe that it will continue to decrease as our installers gain experience, as we gain experience in recognizing problems before they occur and as we refine the equipment that we use.  However, if we are not able to reduce installation costs significantly, or increase our subscription revenues substantially per installation, our business may never achieve profitability.  If our installation costs remain too high, the total number of systems that we are able to install will be reduced because of the limited capital available to us, and the limited number of systems that we are able to install may not be sufficient to generate enough cash flow to cover our fixed operating costs.

We May Not Be Able To Accommodate Rapid Growth Which Could Decrease Revenues And Result In A Loss Of Customers

We are currently managing Wi-Fi networks installed in multi-dwelling units (MDU or MDUs), which include multi-family residences and apartment/condominium complexes. We are also about to initiate VoIP service.  To manage anticipated growth, we must continue to implement and improve our operational, financial and management information systems. We must also hire, train and retain additional qualified personnel, continue to expand and upgrade core technologies, and effectively manage our relationships with end users, suppliers and other third parties. Our expansion could place a significant strain on our current services and support operations, sales and administrative personnel, capital and other resources. We could also experience difficulties meeting demand for our services. We cannot guaranty that our systems, procedures or controls will be adequate to support operations, or that management will be capable of fully exploiting the market. Our failure to effectively manage growth could adversely affect our business and financial results.

If Our Security Measures Are Breached And Unauthorized Access Is Obtained To A Customer's Internal Network, Our Services May Be Perceived As Not Being Secure And We Could Lose Customers And Revenue

It is imperative that the data transfers of our customers be secure. Important to our ability to attract and retain customers is our network security and the authentication of the end user's credentials. These measures are designed to protect against unauthorized access to our customers' networks. Because techniques used to obtain unauthorized access or to sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures against unauthorized access or sabotage. If an actual or perceived breach of network security occurs, regardless of whether the breach is attributable to our services, the market perception of the effectiveness of our security measures could be harmed. We have not experienced any significant security breaches to our deployed networks.

Our Customers Require A High Degree Of Reliability In Our Services And, If We Cannot Meet Their Expectations, Demand For Our Services Will Decline

Any failure to provide reliable Internet access, telephone service or a satisfactory experience for our customers, whether or not caused by our own failure, could reduce demand for our services. Because we have only recently begun to place customers on our Wi-Fi system, and have not yet begun to provide VoIP service, we have yet to experience any negative customer response.

The Telecommunications Industry Has Recently Experienced Consolidation Among Network Service Providers Which Could Impair Our Ability To Service Customers And Result In Loss Of Customers

The telecommunications industry has recently experienced a number of bankruptcies and business failures that has decreased competition. If these conditions continue, some of these service providers may consolidate or otherwise cease operations, which would reduce the number of network service providers from which we would be able to obtain network access. To the extent this were to occur, while we would still be able to maintain operations and our Wi-Fi and VoIP services with a small number of network service providers, we would potentially not be able to provide sufficient alternative access points in some geographic areas, which could diminish our ability to provide broad, reliable, redundant coverage. Further, our ability to negotiate favorable access rates from network service providers could be impaired, which could increase our network access expenses and harm our operating results.

We Face Strong Competition In Our Market, Which Could Make It Difficult For Us To Generate Income

We compete for customers primarily with facilities-based carriers, as well as with other non-facilities-based network operators. Some of our competitors have substantially greater resources, larger customer bases, longer operating histories and greater name recognition than we have. In addition, we face the following challenges from our competitors:

•

Price. Because many of our competitors own and operate physical networks, there is very little incremental cost for them to provide additional Internet connections. Should we be forced to lower our prices to compete, we would likely suffer a reduction in revenues.

•

Additional Services. Some of our competitors provide services that we do not, such as local exchange and long distance services and voicemail services. Potential customers who desire these services may choose to obtain their Internet access services from the competitor that provides these additional services.

•

Other Business Relationships. Potential customers may be motivated to purchase their Internet access services from a competitor in order to maintain or enhance their respective business relationships with that competitor.

The Market For Wireless Internet Service Is Still Unproven, Which Means That Our Revenue May Fall Short Of That Needed To Achieve Profitability

The market for wireless data access services and VoIP services is in the early stages of development. Critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the market for high-speed service. We cannot reliably project potential demand for high-speed internet service or VoIP service, particularly whether there will be sufficient demand at the volume and prices we need to be profitable. Moreover, if the customer base for high-speed service or VoIP service does not expand at the rate required to support the planned deployment of our network, our revenues and business will suffer, and we may be unable to complete our planned deployment. In addition, competition to provide wireless data access and VoIP services could result in a high turnover rate among users, which could have an adverse effect on business and results of operations.

Uncertain Demand For Our Services May Cause Revenues To Fall Short Of Expectations And Expenses To Be Higher Than Forecast If We Need To Incur More Marketing Costs

We are unable to forecast revenues with certainty because of the unknown demand from consumers for our high-speed service and the emerging nature of the Wi-Fi and VoIP industries.  To date, we have experienced slower demand for our wireless services from residents of the multifamily properties in which we have installed systems.  As a result, our revenues are lower than expected.  We are in the process of refining our marketing plan for residents in order to achieve the desired level of subscription revenue in each property, which could result in increased marketing costs.  In addition, we are in negotiations with our major client (Post Properties) on service agreements under which we would charge Post, instead of residents on an individual subscription basis, for service to each property and Post would provide the service on a complimentary basis to all residents in the property.  In the event demand for our wireless services does not prove to be as great as anticipated, revenues may be lower than expected and/or marketing expenses higher than anticipated, either of which will increase the amount of time and capital that we need to achieve a profitable level of operations.

We Could Fail To Develop New Products And Services To Compete In This Industry Of Rapidly Changing Technology, Resulting In Decreased Revenue

We operate in an industry with rapidly changing technology, and our success will depend on the ability to deploy new products and services that keep pace with technological advances. The market for Internet access and phone service is characterized by rapidly changing technology and evolving industry standards in the Wi-Fi, Internet access and VoIP industries. Our technology or systems may become obsolete upon the introduction of alternative technologies. If we do not develop and introduce new products and services in a timely manner, we may lose opportunities to competing service providers, which would adversely affect business and results of operations.

Our Ability To Achieve Profitable Operations Is Directly Tied To Our Ability To Attract And

Retain Customers

We have no way of predicting whether our marketing efforts will be successful in attracting new locations and subscribers, and acquiring substantial market share. Past efforts have been directed toward a limited target market of residents in multi-dwelling units in which we have installed wireless systems. If our marketing efforts fail, we may fail to attract new customers and fail to retain existing ones, which would adversely affect our business and financial results.

New And Existing Competition May Gain Market Share And Limit Our Potential Growth

We have great concern about competing firms entering our target markets. We recognize tremendous value in being the first-to-market in many different geographical areas and market verticals especially since most of the location contracts are long-term in nature. There is no assurance that new or existing competitors will not adversely affect our business.

We Could Fail To Attract Or Retain Key Personnel, Which Could Hamper Our Ability To Generate Income

Our success largely depends on the efforts and abilities of key executives and consultants, including Scott Conley, our Chief Operating Officer, and Keith A. Greaves, our Chief Financial Officer. The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either Conley or Greaves. We also have certain key employees who manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition, we need to attract additional high quality sales, technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract the sufficient number and quality of staff.

Periodic System Disruptions Could Result In A Loss Of Subscribers And Revenue

Our ability to attract and retain subscribers depends on the performance, reliability and availability of our services and infrastructure. We depend on physical infrastructure largely maintained by third parties and subject to disruption by events outside our control. We may experience periodic service interruptions caused by temporary problems in our own systems or in the systems of third parties upon whom we rely to provide service or support. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. We do not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions. Any of these problems could adversely affect our business.

We May In The Future Be Subject To Federal and State Telecommunications Regulation, Which Could Adversely Affect Our Ability To Generate Income

We are not currently subject to regulation by the FCC and state public utility commissions. Changes in the regulation or interpretation of legislation affecting our operations could have a material adverse effect on our business, operating results and financial condition.

We Are Subject To Municipal and Other Local Regulation, Which Could Temporarily Decrease Our Ability To Generate Revenue

Municipalities may require us to obtain building permits and licenses or franchises in order to install Wi-Fi equipment and Internet terminals in various locations. A municipality's decision to require us to obtain permits or licenses could delay or impede the deployment of our networks.

There Are Many Competitors In Our Industry, And If We Are Unable To Compete, We Could Lose Customers And Never Achieve Profitable Operations

While there are numerous companies involved in Wi-Fi and VoIP, many of these firms are focused on delivering single product solutions. One or more of these companies may choose to compete against our target products and services. In addition to the large established companies, there are numerous small companies that may pursue similar markets with similar products and services. Increased competition could have material adverse consequences on us.

We Only Have Sufficient Capital For Six Months of Operations, And A Failure To Obtain Additional Financing Could Jeopardize Our Ability To Stay In Business And Become Profitable

We will require additional capital.  We currently do not have enough installed systems to generate the cash flow needed to pay our general and administrative expenses of approximately $40,000 per month, and will need to install a significant number of additional systems before we will achieve a breakeven level of operations.  We project that we currently have sufficient capital to continue in business for approximately six months.  In addition, each wireless system that we install requires approximately $25,000 to $30,000 of capital to pay for the equipment and the installation costs. We cannot guaranty that additional financing will be available on favorable terms, or at all. Any additional financings may dilute the value and voting power of the common stock. We currently have no bank borrowings or credit facilities, and we cannot guaranty that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes.  More importantly, we may never realize revenues sufficient to sustain our operations and, we may fail in our business, cease operations and you may lose your entire investment.

We May Make Acquisitions Of Other Companies, Which Will Reduce Our Income In The Event We Are Not Able to Integrate Them Into Our Existing Operations

As part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. We cannot guaranty that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

Any Failure To Maintain Adequate General Liability, Commercial, and Product Liability Insurance Could Subject Us To Significant Losses Of Income

While we carry general liability, product liability and commercial insurance, we cannot guaranty that this insurance will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain this insurance on reasonable terms.

Our Common Stock Is A "Penny Stock," Which May Make It More Difficult For Investors To Sell

Their Shares Due To Suitability Requirements

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors and by making broker-dealers less likely to effect trades in the common stock. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•

With a price of less than $5.00 per share;

•

That are not traded on a "recognized" national exchange;

•

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•

Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor."  This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks.  Application of the penny stock rules to our common stock could affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

A Large Percentage Of Our Installations Have Occurred At A Real Estate Company At Which The Spouse Of An Officer Works, Which Could Result In The Loss of Major Customer and Revenue

Our first four wireless installations occurred at properties owned by Post Properties, a national real estate company that employs the spouse of our chief executive officer.  Since the first four installations, we have diversified our customer base by beginning the installation of wireless systems at properties owned by an unrelated real estate company.  However, we are still dependent on revenue from installations at Post Properties for substantially all of our subscription revenue.  We currently do not have a long-term agreement with Post Properties.  While our agreements with Post Properties are not within the scope of authority of our chief executive officer's spouse, there is a possibility that our relationship with Post Properties could suffer, or be terminated, if Post Properties' employment relationship with the chief executive officer's spouse is terminated adversely.

We Have Been Dependent On One Investor For All Of Our Capital, And May Have Difficulty Staying In Business If We Cannot Locate Additional Sources Of Capital

To date, all of our capital since inception has come from sales of common stock to Transfer Management International, Ltd.  Transfer Management International, Ltd. is not contractually obligated to purchase any additional shares of common stock from us.  Since we do not anticipate that Transfer Management International, Ltd. will purchase any additional shares from us, we will have to locate other investors.  Until we found new investors to replace Transfer Management International, Ltd., we may have to severely reduce our operating expenses and would need to defer installation of new wireless systems in order to stay in business.  There is no assurance that we will be able to reduce our operating expenses and installation costs sufficiently, and thus no assurance that we will be able to stay in business if we are not able to locate other investors to invest additional amounts in us.

Our Customer Contracts May Be Terminated At Will, Which Could Result In The Loss Of Business And The Write-Off Or Impairment Of Related Fixed Assets

Our contracts with multifamily properties in which we install our wireless systems are not for a fixed term, and may be terminated on thirty days notice by the owner of the apartment community, subject to our right to continue service to fulfill customer contracts.  In the event an owner elects to terminate our relationship, we would have to remove or abandon our wireless system in the property.  In the event we have to abandon an entire wireless system, we would have to write-off the entire capitalized cost of the system.  In the event we have to remove a wireless system, we would be able to reuse any components that are removed.  However, installation costs currently make up a significant portion of the capitalized cost of each system, and we would have to write-off all of the capitalized cost of the system that consists of installation costs.  In addition, the cost to remove the systems could be substantial as well.  There is no assurance that any owner will not elect to terminate our relationship with a property before we have been able to recover the installation costs for the wireless system in the property.

Our Top Officers Have No Experience In Public Company Reporting And Limited Experience In Financial Accounting, Which Could Impair Our Ability to Satisfy Public Company Filing Requirements And Increase Our Securities Compliance Costs

Neither of our officers have any prior experience as officers of a publicly traded company, or in complying with the regulatory requirements applicable to a public company.  Only one of our officers - Keith Greaves - has any experience in the area of financial accounting by virtue of being a certified financial analyst, although Mr. Greaves is not an accountant by training.  As a result, we could have difficulty satisfying the regulatory requirements applicable to public companies, which could adversely affect the market for our common stock.  At present, we rely upon outside experts to advise us on matters relating to financial accounting and public company reporting.  While we believe that it will be possible to satisfy our public company reporting requirements through the use of third party experts, our general and administrative costs will remain higher to the extent our officers alone are not able to satisfy our public company reporting requirements.

RISK RELATED TO THIS OFFERING

We May Issue Preferred Stock With Rights Superior To Those Of Holders Of Our Common Stock Which Could Dilute The Net Tangible Book Value Of Our Common Stock

Our articles of incorporation provide for the authorization of 10,000,000 shares of "blank check" preferred stock. Pursuant to our articles of incorporation, our board of directors is authorized to issue such "blank check" preferred stock with rights that are superior to the rights of shareholders of our common stock, at a purchase price then approved by our board of directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.

Our Common Stock May Lack Liquidity, Which Could Make It Very Difficult For Shareholders To Sell

We anticipate that our common stock will be traded on the OTC Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained or that the maintenance requirements for listing on the OTC Bulletin Board will be maintained. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is likely to experience significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

The market for our common stock is highly volatile. The trading price of our common stock could be subject to wide fluctuations in response to, among other things:

•

quarterly variations in operating and financial results;

•

announcements of technological innovations or new products by our competitors or us;

•

changes in prices of our products and services or our competitors' products and services;

•

changes in product mix;

•

changes in our revenue and revenue growth rates;

•

response to our strategies concerning software and the Internet; and

•

marketing and advertising.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business, or relating to us, could result in an immediate effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies.  These broad market fluctuations may adversely affect the market price of our common stock.

We May Not Be Able To Achieve Secondary Trading Of Our Stock In Certain States Because Our Common Stock Is Not Nationally Traded

Because our common stock is not approved for trading on the Nasdaq National Market or listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our shareholders. While we intend to take appropriate steps to register our common stock or qualify for exemptions for our common stock in all of the states and jurisdictions of the United States, if we fail to do so the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our shareholders.

Our Ability To Pay Dividends On Common Stock Depends On Profitability, Which Cannot Be Guaranteed

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Future Open Market Sales of Our Common Stock May Depress Our Stock Price

Under this prospectus, 9,599,783 of our shares are tradeable on the open market as long as this prospectus is effective.  In addition, 13,412,687 of our outstanding shares that are not covered by this prospectus are eligible for sale under Rule 144, subject to the volume restrictions of Rule 144, insider trading restrictions and the terms of lockup agreements that limit the number of shares that can be sold at any time.  Sales of our common stock under this prospectus or pursuant to Rule 144 could adversely affect the market price of our common stock.

Quarterly Operating Results Are Uncertain And May Fluctuate Significantly, Which Could Negatively Affect The Value Of The Common Stock

Our quarterly results of operations have varied in the past and are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, some of which are outside of our control. We believe that revenues will be subject to fluctuations in the economy.  Our results of operations may be impacted by these fluctuations.  Consequently, our results of operations could be harmed by a downturn in the general economy or a shift in consumer buying patterns.

Due to these and other factors, we believe that quarter-to-quarter comparisons of operating results may not be meaningful and investors should not rely upon them as an indication of future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If revenues are lower than expected, we could be adversely affected. In this event, the market price of our common stock likely would decline.

Issuance Of Shares Of Common Stock In The Future Could Negatively Affect The Value Of Shares Held By Existing Shareholders

Our articles of incorporation authorize the issuance of 50,000,000 shares of common stock with no par value. The future issuance of all or part of the remaining authorized common stock may result in dilution in the percentage of our common stock held by our existing shareholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us, and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing shareholders.

Possible Volatility Of Market Price Could Result In Losses Of Shareholders' Investments

From time to time after the offering, there may be significant volatility in the market price of the Common Stock.  The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology and telecommunications companies and which may be unrelated to the operating performance of such companies.  Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period.  As a result of these factors, the Company's operating results from time to time may be below the expectations of public market analysts and investors.  Any such event would likely have a material adverse effect on the market price of the Common Stock.

Substantial Control By Officers, Directors and Principal Shareholders Could Result In Less Control By Other Shareholders Over The Company's Business Affairs

After the sale of the shares of Common Stock offered hereby, the Company's officers and directors (including their affiliates) will retain voting control of approximately 43.7% of the Company's outstanding Common Stock and therefore will be able to exercise substantial control over the Company's affairs.  Accordingly, if such persons act together, they will be able to elect all directors and exercise control over the business policies and affairs of the Company.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis and Plan of Operation" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of up to a total of 9,599,783 shares of common stock by selling shareholders.

The following table sets forth certain information regarding the beneficial ownership of our common stock as to the selling shareholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of February 6, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 23,928,908 shares of common stock outstanding as of February 6, 2006.

Except as described below, none of the selling shareholders within the past three years has had any material relationship with us or any of our affiliates:

•

T. Scott Conley has served as our Chief Executive Officer and chairman since inception on October 29, 2003;

•

Keith A. Greaves has served as our Chief Financial Officer and a director since inception on October 29, 2003;

The term "selling shareholders" also includes any transferees, pledges, donees, or other successors in interest to the selling shareholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933, Regulation D under the Securities Act of 1933, or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates or employees of broker-dealers.  The securities included in this list include securities which would otherwise become saleable from time to time pursuant to Rule 144 as currently in effect.

Selling Stockholder	Total Shares Owned Prior to Offering	Shares Being Offered	Shares Owned After Offering*	% Owned After Offering	Relationship (if any)

T. Scott Conley	5,600,000	200,000	5,400,000	23.05%	(1)
Keith A. Greaves	4,600,000	200,000	4,400,000	18.78%	(2)
Robin Abraham	15,000	15,000	0	0.00%	none
Woodrow Acheson	10,000	10,000	0	0.00%	none
Bridgett Adamson	5,000	5,000	0	0.00%	none
Charles Adamson	45,050	45,050	0	0.00%	none
Theresa Adamson	5,000	5,000	0	0.00%	none
Sadik Ahmed	17,450	17,450	0	0.00%	none
James Aitken	5,000	5,000	0	0.00%	none
Abubakar Sadiq Ajiya	1,000	1,000	0	0.00%	none
Danish Alam	53,000	53,000	0	0.00%	none
David Aldridge	5,000	5,000	0	0.00%	none
Keith Aldridge	2,000	2,000	0	0.00%	none
David Allen	10,000	10,000	0	0.00%	none
Michael Allfrey	5,000	5,000	0	0.00%	none
Martin Amegashitsi	5,000	5,000	0	0.00%	none
Rohit Anhal	1,000	1,000	0	0.00%	none
Charles Appleby	10,000	10,000	0	0.00%	none
Mooroogessa Amacchhellum	2,000	2,000	0	0.00%	none

Alan Ardron	14,000	14,000	0	0.00%	none
Ali Ashgar	25,150	25,150	0	0.00%	none
Marie Azzopardi	2,000	2,000	0	0.00%	none
Roger Bagge	12,175	12,175	0	0.00%	none
Chris Baker	10,000	10,000	0	0.00%	none
Gerald Michael Baker	8,000	8,000	0	0.00%	none
M Ball	4,983	4,983	0	0.00%	none
Charles Bannister	5,000	5,000	0	0.00%	none
David Barlow	13,500	13,500	0	0.00%	none
D H Barnes	22,000	22,000	0	0.00%	none
Edward Barral	4,000	4,000	0	0.00%	none
Stephen Barriball	25,000	25,000	0	0.00%	none
Terence Beaumont	4,000	4,000	0	0.00%	none
Nigel Beck	11,500	11,500	0	0.00%	none
David Roy Beech	19,500	19,500	0	0.00%	none
Graeme Bell	27,000	27,000	0	0.00%	none
Amornrat Belton	3,000	3,000	0	0.00%	none
Henry Benger	5,000	5,000	0	0.00%	none
Christopher Bennett	21,000	21,000	0	0.00%	none
David Bennet	2,000	2,000	0	0.00%	none
Stephen Bennett	3,000	3,000	0	0.00%	none
Jeffery Benton	20,000	20,000	0	0.00%	none
Julian Benton	10,000	10,000	0	0.00%	none
Richard Berendt	2,000	2,000	0	0.00%	none
Graham Nigel Best	2,000	2,000	0	0.00%	none
Peter Betson	30,000,	30,000	0	0.00%	none
Jashveer Bhagrath	11,000	11,000	0	0.00%	none
Jawant Bhamber	6,000	6,000	0	0.00%	none
Gurnam Bharj	10,000	10,000	0	0.00%	none
Anthony Blackstone	22,500	22,500	0	0.00%	none
Martin Blackstone	35,000	35,000	0	0.00%	none
William Bland	125,640	125,640	0	0.00%	none
Martin Bleidiessel	3,000	3,000	0	0.00%	none
Pauline Blomfield	3,000	3,000	0	0.00%	none
Alastair Bolton	89,965	89,965	0	0.00%	none
Mark Bower	3,000	3,000	0	0.00%	none
Roger Bourdon	145,000	145,000	0	0.00%	none
Derrick Brad	20,000	20,000	0	0.00%	none
Keith Bradshaw	32,000	32,000	0	0.00%	none
Kerstin Bragby	20,000	20,000	0	0.00%	none
Ludwig Brenner	2,000	2,000	0	0.00%	none
Pat Brett	9,000	9,000	0	0.00%	none
Ronald Edward Brewer	2,000	2,000	0	0.00%	none
Brian Dale and Company (3)	40,000	40,000	0	0.00%	none

Rodrick Broadberry	89,500	89,500	0	0.00%	none
Noel Brooksbank	3,250	3,250	0	0.00%	none
Anthony Brown	20,000	20,000	0	0.00%	none
Margo Brown	2,000	2,000	0	0.00%	none
Mark Brownhall	5,000	5,000	0	0.00%	none
Peter Brummer	4,000	4,000	0	0.00%	none
Mark Bulman	14,850	14,850	0	0.00%	none
Andrew George Burrows	45,000	45,000	0	0.00%	none
Desmond George Caddy	11,600	11,600	0	0.00%	none
John Michael Calvert	9,000	9,000	0	0.00%	none
John Carroll	42,475	42,475	0	0.00%	none
Colin Castle	18,500	18,500	0	0.00%	none
Shane Castle	2,000	2,000	0	0.00%	none
Chancellor Holdings (4)	30,000	30,000	0	0.00%	none
Raymond Arthur Chant	15,000	15,000	0	0.00%	none
Murray Chapman	15,000	15,000	0	0.00%	none
Pauline Chapman	2,000	2,000	0	0.00%	none
Eileen Annie Charnley	10,360	10,360	0	0.00%	none
Anthony Clare	6,000	6,000	0	0.00%	none
Andrew Clough	15,000	15,000	0	0.00%	none
Ginilio Conti	42,500	42,500	0	0.00%	none
Robert Cook	4,000	4,000	0	0.00%	none
John Cope	65,000	65,000	0	0.00%	none
Patrick Cornelius	10,000	10,000	0	0.00%	none
David John Corsar	21,250	21,250	0	0.00%	none
Sally Anne Cosgrave	8,000	8,000	0	0.00%	none
Alex Coutts	14,980	14,980	0	0.00%	none
Brian Cowl	2,000	2,000	0	0.00%	none
Dennis Cox	63,000	63,000	0	0.00%	none
Maurice Cox	2,000	2,000	0	0.00%	none
David Crabb	7,000	7,000	0	0.00%	none
David Cresswell	14,950	14,950	0	0.00%	none
Gavin Criag	4,000	4,000	0	0.00%	none
William Crighton	4,000	4,000	0	0.00%	none
Peter Cullen	46,150	46,150	0	0.00%	none
George Peter Maclean Cuthbertson	45,000	45,000	0	0.00%	none
Jean Dalgleish	3,000	3,000	0	0.00%	none
Richard Dalgleish	7,000	7,000	0	0.00%	none
Lois Dallyn	44,950	44,950	0	0.00%	none
Karsten Dalsgaard	15,500	15,500	0	0.00%	none
Alan Davies	2,000	2,000	0	0.00%	none
Georgia Davies	15,000	15,000	0	0.00%	none
Glyn Davies	2,000	2,000	0	0.00%	none

Peter Davies	5,000	5,000	0	0.00%	none
Kirk Davis	11,000	11,000	0	0.00%	none
Brian De Sykes	37,700	37,700	0	0.00%	none
Christopher DeSouza	9,667	9,667	0	0.00%	none
Neil Denham	6,000	6,000	0	0.00%	none
Martin Deym	15,000	15,000	0	0.00%	none
Balbir Singh Dhillon	100,000	100,000	0	0.00%	none
Geoffrey Dickson	30,000	30,000	0	0.00%	none
Andrew Dodds	3,000	3,000	0	0.00%	none
Hauke Dodeck	37,500	37,500	0	0.00%	none
Dermont Dolon	18,000	18,000	0	0.00%	none
Donagh Dougan	20,000	20,000	0	0.00%	none
Colin Elliot Douglas	1,750	1,750	0	0.00%	none
Paul Drake	2,500	2,500	0	0.00%	none
John Duffy	3,000	3,000	0	0.00%	none
Trevor Dunlop	2,000	2,000	0	0.00%	none
James Mark Anthony Duranjorda	171,800	171,800	0	0.00%	none
Peter Dutton	18,500	18,500	0	0.00%	none
Gemma Duxfield	20,000	20,000	0	0.00%	none
David Eccles	10,000	10,000	0	0.00%	none
George Economides	4,470	4,470	0	0.00%	none
Peter Edge	2,000	2,000	0	0.00%	none
Peter Edgell	20,000	20,000	0	0.00%	none
Richard Edwards	5,000	5,000	0	0.00%	none
Stephen Ellis	3,000	3,000	0	0.00%	none
Christopher John Emery	25,500	25,500	0	0.00%	none
Martin Englefield	3,000	3,000	0	0.00%	none
European Pension Management (5)	62,500	62,500	0	0.00%	none
Keith Evans	39,460	39,460	0	0.00%	none
Stephen Farley	4,000	4,000	0	0.00%	none
Mark James Farnworth	17,000	17,000	0	0.00%	none
James Farquhar	3,000	3,000	0	0.00%	none
Ivan Farrow	5,000	5,000	0	0.00%	none
John Lionel Fenner	2,000	2,000	0	0.00%	none
Alcan Fernades	30,000	30,000	0	0.00%	none
David Ferris	33,500	33,500	0	0.00%	none
Andrew Fitzmorris	2,000	2,000	0	0.00%	none
John Joseph Flatley	7,500	7,500	0	0.00%	none
Anthony Fletcher	7,000	7,000	0	0.00%	none
Kenneth Foster	13,750	13,750	0	0.00%	none
Stephen Fox	3,500	3,500	0	0.00%	none
John Furniss	20,000	20,000	0	0.00%	none

John Gatrell	12,500	12,500	0	0.00%	none
William Gellatly	15,000	15,000	0	0.00%	none
Roger Glenham Clark	8,750	8,750	0	0.00%	none
Stephen Godden	30,000	30,000	0	0.00%	none
Maxwell Julian Gold	1,500	1,500	0	0.00%	none
Dorothy Goodman	25,980	25,980	0	0.00%	none
Sean Graham	2,500	2,500	0	0.00%	none
Siobhan Graham	5,000	5,000	0	0.00%	none
Terence Gregory	50,250	50,250	0	0.00%	none
Alan Grundy	3,000	3,000	0	0.00%	none
Francis Grundy	13,467	13,467	0	0.00%	none
Keith Gurner	7,000	7,000	0	0.00%	none
Henry Gutterman	3,000	3,000	0	0.00%	none
Anthony Forrester Gyles	15,000	15,000	0	0.00%	none
David Hall	3,000	3,000	0	0.00%	none
Fiona Hamilton	9,000	9,000	0	0.00%	none
John Hamilton-Stacey	47,935	47,935	0	0.00%	none
Baard Hamran	13,000	13,000	0	0.00%	none
John Harper	3,500	3,500	0	0.00%	none
Jack Harvey	10,000	10,000	0	0.00%	none
Edward Graham Hayes	10,000	10,000	0	0.00%	none
Stephen Haynes	2,000	2,000	0	0.00%	none
Catherine Healy	13,000	13,000	0	0.00%	none
William Harrison Hearn	5,450	5,450	0	0.00%	none
George Henderson	9,000	9,000	0	0.00%	none
Martin Heneghan	3,000	3,000	0	0.00%	none
John Hepworth	22,000	22,000	0	0.00%	none
Graham Herbert	30,000	30,000	0	0.00%	none
Steven Herterich	87,475	87,475	0	0.00%	none
Darryl Hewson	3,000	3,000	0	0.00%	none
Alexander Hill	2,000	2,000	0	0.00%	none
Joseph Hill	10,000	10,000	0	0.00%	none
Michael Fraser Hill	82,860	82,860	0	0.00%	none
Judith Hindson	3,000	3,000	0	0.00%	none
Thomas Hockaday	7,000	7,000	0	0.00%	none
Hilary Hodgson	3,000	3,000	0	0.00%	none
Betty Hodson	18,500	18,500	0	0.00%	none
Eugene Hoeberechts	9,000	9,000	0	0.00%	none
Christer Hoglund	12,500	12,500	0	0.00%	none
Evelyn Holgado	1,960	1,960	0	0.00%	none
John Holland	6,250	6,250	0	0.00%	none
Stuart Homer	17,500	17,500	0	0.00%	none
David Hoon	7,500	7,500	0	0.00%	none
Kenneth Hosgood	51,012	51,012	0	0.00%	none

Patrick Howell	5,000	5,000	0	0.00%	none
Terrence Hubbard	7,000	7,000	0	0.00%	none
Frederick Blair Hughes	19,500	19,500	0	0.00%	none
Richard Hughes	18,000	18,000	0	0.00%	none
Gordon Leonard Hunter	5,000	5,000	0	0.00%	none
Vincent Edward Hurn	2,000	2,000	0	0.00%	none
Gerald Hurved	10,000	10,000	0	0.00%	none
Robert Ibbertson	12,000	12,000	0	0.00%	none
Scott Inskip	2,000	2,000	0	0.00%	none
Albert Norman Jackson	10,000	10,000	0	0.00%	none
Marjorie Jackson	2,000	2,000	0	0.00%	none
Ivan Jacobs	2,000	2,000	0	0.00%	none
John James	4,000	4,000	0	0.00%	none
Errord and Pearl Jarrett	70,000	70,000	0	0.00%	none
Patrick Jefferies	63,450	63,450	0	0.00%	none
Frederick Stanley Jelly	3,000	3,000	0	0.00%	none
Terry Jenkins	8,000	8,000	0	0.00%	none
Harry Jensen	30,000	30,000	0	0.00%	none
Alan Leslie Jones	170,000	170,000	0	0.00%	none
Christopher Jones	5,000	5,000	0	0.00%	none
David I.M. Jones	12,000	12,000	0	0.00%	none
Liba Jones	5,000	5,000	0	0.00%	none
Gerald Alurd Joshua	20,000	20,000	0	0.00%	none
Bhapinder Juttla	17,000	17,000	0	0.00%	none
Peter Kelsall	3,000	3,000	0	0.00%	none
Gillian Kemble	12,250	12,250	0	0.00%	none
John Kemp	6,000	6,000	0	0.00%	none
Bernice Kempton	4,000	4,000	0	0.00%	none
Peter Kenworthy	26,000	26,000	0	0.00%	none
Govinji Kerai	2,000	2,000	0	0.00%	none
Fu-Meng Khaw	2,000	2,000	0	0.00%	none
William Kilpatrick	1,200	1,200	0	0.00%	none
Harold Eric King	60,000	60,000	0	0.00%	none
Mary King	126,000	126,000	0	0.00%	none
Terrance King	100,050	100,050	0	0.00%	none
Walter King	2,000	2,000	0	0.00%	none
Mervin Kingston	35,000	35,000	0	0.00%	none
Jan Kirchon	3,000	3,000	0	0.00%	none
Dawn Kirk	2,000	2,000	0	0.00%	none
Paul Kirton	2,000	2,000	0	0.00%	none
Elizaberh Konare	7,000	7,000	0	0.00%	none
Dr. Channarayapatna Krishna	2,000	2,000	0	0.00%	none
Adeegbuyi Kujore	23,300	23,300	0	0.00%	none
Khye Kwa	10,000	10,000	0	0.00%	none

Donatus Kwesike	2,000	2,000	0	0.00%	none
Robert Laight	3,000	3,000	0	0.00%	none
Christopher Landmann	570,000	570,000	0	0.00%	none
Dale Edward Langley	50,000	50,000	0	0.00%	none
Wai Hung Lau	25,500	25,500	0	0.00%	none
Paul Lefley	1,500	1,500	0	0.00%	none
Richard Graham Legge	9,000	9,000	0	0.00%	none
Sean Leonard	67,000	67,000	0	0.00%	none
Hans Leptien	75,000	75,000	0	0.00%	none
Alan Leslie	2,000	2,000	0	0.00%	none
Paul Liddy	2,000	2,000	0	0.00%	none
Kevin Lincoln	9,000	9,000	0	0.00%	none
Anna Catrin Linden	20,000	20,000	0	0.00%	none
Edward Lloyd	2,000	2,000	0	0.00%	none
Melvyn Lloyd	42,000	42,000	0	0.00%	none
Hellmut Longin	10,000	10,000	0	0.00%	none
Ashley Louth	2,500	2,500	0	0.00%	none
Gordon Henry Low	10,000	10,000	0	0.00%	none
Mohan Luthra	3,000	3,000	0	0.00%	none
David and Ruth Lyes	5,000	5,000	0	0.00%	none
MJP, Ltd. (6)	5,000	5,000	0	0.00%	none
David MacDonald	10,000	10,000	0	0.00%	none
John Madeley	2,000	2,000	0	0.00%	none
Peter Maidens	5,000	5,000	0	0.00%	none
Elizabeth Makepeace	5,500	5,500	0	0.00%	none
Mallard UK Ltd. (7)	3,000	3,000	0	0.00%	none
Mohammed Mazhar and Surreyya Ramzan Malik	2,000	2,000	0	0.00%	none
Peter William Mann	6,000	6,000	0	0.00%	none
Graham March	50,000	50,000	0	0.00%	none
Christopher Marr	8,000	8,000	0	0.00%	none
Brian Martin	25,000	25,000	0	0.00%	none
Anthony Robert Matthews	80,000	80,000	0	0.00%	none
Frank McCarry	3,000	3,000	0	0.00%	none
Ellen McGill	6,000	6,000	0	0.00%	none
William Patrick McGrath	99,950	99,950	0	0.00%	none
Robin George McGregor	125,000	125,000	0	0.00%	none
John McHugh	2,000	2,000	0	0.00%	none
Janice McIlveen	13,025	13,025	0	0.00%	none
John McInally	23,000	23,000	0	0.00%	none
Stewart McKenzie	2,500	2,500	0	0.00%	none
Terrence McNally	5,000	5,000	0	0.00%	none
David McNaughton	3,000	3,000	0	0.00%	none
Kenneth McVey	125,000	125,000	0	0.00%	none

David Meadows	15,000	15,000	0	0.00%	none
David Meek	3,000	3,000	0	0.00%	none
Geoffrey Megee	41,700	41,700	0	0.00%	none
Gregory James Meier	10,000	10,000	0	0.00%	none
Claes Melin	10,000	10,000	0	0.00%	none
Pirum Miah	2,500	2,500	0	0.00%	none
Stewart Milburn	8,000	8,000	0	0.00%	none
Ronald Millinger	2,500	2,500	0	0.00%	none
Kevin Milward	5,000	5,000	0	0.00%	none
Dharmendra Mistry	6,000	6,000	0	0.00%	none
Fraser Mitchell	10,000	10,000	0	0.00%	none
Jennifer Mobsby	2,400	2,400	0	0.00%	none
Robert Moody	20,000	20,000	0	0.00%	none
Terrence Moody	25,000	25,000	0	0.00%	none
Andrew George Moore	15,000	15,000	0	0.00%	none
John Moorhouse	8,780	8,780	0	0.00%	none
David Morfett	4,000	4,000	0	0.00%	none
Geoffrey Morris	6,300	6,300	0	0.00%	none
Jane Elizabeth Morris	20,000	20,000	0	0.00%	none
John Muirhead	5,000	5,000	0	0.00%	none
Stanley Murton	10,500	10,500	0	0.00%	none
Martin Nancekivell	10,000	10,000	0	0.00%	none
Rashid Nassoro	5,000	5,000	0	0.00%	none
Gurmeet Neer	2,000	2,000	0	0.00%	none
Valerie Neill	6,000	6,000	0	0.00%	none
Ridley Nervin	11,000	11,000	0	0.00%	none
Dennis Newman	10,000	10,000	0	0.00%	none
Marc Nunn	100,000	100,000	0	0.00%	none
Robert Nutt	10,000	10,000	0	0.00%	none
Donald Nuttall	2,000	2,000	0	0.00%	none
Leif Nyman	2,000	2,000	0	0.00%	none
Julian O'Callaghan	2,000	2,000	0	0.00%	none
Dennis Francis O'Sullivan	40,000	40,000	0	0.00%	none
William Oates	2,000	2,000	0	0.00%	none
Jennifer Oliver	6,100	6,100	0	0.00%	none
Adnan Omar	5,000	5,000	0	0.00%	none
Fernley Orchard	16,000	16,000	0	0.00%	none
Edgar Osbourn	150,000	150,000	0	0.00%	none
J Ostreicher	50,000	50,000	0	0.00%	none
Silverio Ostrowski	15,000	15,000	0	0.00%	none
Andreas Pagel	5,000	5,000	0	0.00%	none
Bhogilai Pancholi	130,000	130,000	0	0.00%	none
Brian Edward Parker	4,000	4,000	0	0.00%	none
Pater Parkes	2,000	2,000	0	0.00%	none

Sanhyadevi Parmar	2,000	2,000	0	0.00%	none
Colin Parson	3,000	3,000	0	0.00%	none
Ayub Patel	3,000	3,000	0	0.00%	none
Birju Patel	7,000	7,000	0	0.00%	none
Kalpna Patel	12,000	12,000	0	0.00%	none
Karsan Patel	10,000	10,000	0	0.00%	none
Premj Patel	8,500	8,500	0	0.00%	none
Karen Margaret Paterson	10,000	10,000	0	0.00%	none
John Pathy	10,000	10,000	0	0.00%	none
Hans Henrik Pedersen	20,000	20,000	0	0.00%	none
Stephen Penny	12,000	12,000	0	0.00%	none
Alan Penswick	3,000	3,000	0	0.00%	none
Andrew Pettit	7,000	7,000	0	0.00%	none
Berrist Phillips	41,000	41,000	0	0.00%	none
Reginald Pinker	2,000	2,000	0	0.00%	none
John Pollock	25,750	25,750	0	0.00%	none
Helen Grace Powell	9,000	9,000	0	0.00%	none
Philip Powell	15,000	15,000	0	0.00%	none
Kenneth and Jean Margaret Price	188,750	188,750	0	0.00%	none
Richard Putnam	4,000	4,000	0	0.00%	none
Tudur Puw	2,000	2,000	0	0.00%	none
Richard Quarmby and Adrian Carr	10,000	10,000	0	0.00%	none
Raghdan Rabah	3,000	3,000	0	0.00%	none
Simon Radley	15,000	15,000	0	0.00%	none
Samia Rahman	25,000	25,000	0	0.00%	none
John Ramsbottom	10,000	10,000	0	0.00%	none
Peter Reeve	10,000	10,000	0	0.00%	none
Gordon Reynolds	10,000	10,000	0	0.00%	none
Michael Rhodes	5,000	5,000	0	0.00%	none
Ian Richardson-Smith	5,000	5,000	0	0.00%	none
Michael Riley	15,000	15,000	0	0.00%	none
Inge Risjord	3,000	3,000	0	0.00%	none
Alan Ritchie	2,000	2,000	0	0.00%	none
Anthony Rix	20,000	20,000	0	0.00%	none
Allen Robb	2,000	2,000	0	0.00%	none
Anthony Roberts	2,000	2,000	0	0.00%	none
Bryn Roberts	300,000	300,000	0	0.00%	none
John Eric Roberts	4,500	4,500	0	0.00%	none
Peter Robertson	10,000	10,000	0	0.00%	none
Martin W Robinson	10,000	10,000	0	0.00%	none
Uwe Roglin	1,000	1,000	0	0.00%	none
Sylvia Rollinson	10,000	10,000	0	0.00%	none

George Roper	2,000	2,000	0	0.00%	none
Jerry Rosenfield	25,000	25,000	0	0.00%	none
Francis Rushambuza	3,000	3,000	0	0.00%	none
Stephen John Rushton	25,000	25,000	0	0.00%	none
M Sadi	675	675	0	0.00%	none
Amar Safdar	3,000	3,000	0	0.00%	none
Monika Samuelsson	2,000	2,000	0	0.00%	none
Jagjit Sandhu	7,000	7,000	0	0.00%	none
Neville Saxbee	4,000	4,000	0	0.00%	none
David Schirn	7,500	7,500	0	0.00%	none
David Schwartz	23,250	23,250	0	0.00%	none
Simon Scott	11,560	11,560	0	0.00%	none
Thomas Scott	6,000	6,000	0	0.00%	none
Amarjeet Sehra	2,400	2,400	0	0.00%	none
Alexander Semple	12,000	12,000	0	0.00%	none
Punit Shah	10,000	10,000	0	0.00%	none
Rajnikant Amratlal Shah	4,000	4,000	0	0.00%	none
Geoffrey John Shaxton	60,000	60,000	0	0.00%	none
Harold Shephard	7,000	7,000	0	0.00%	none
Ninanne Sheridan	3,000	3,000	0	0.00%	none
Terry and Jennifer Sherwood	25,000	25,000	0	0.00%	none
Mark Shields	15,000	15,000	0	0.00%	none
Johanna Monica Shirt	3,000	3,000	0	0.00%	none
Christopher Silcox	20,000	20,000	0	0.00%	none
Margaret Sinclair	30,967	30,967	0	0.00%	none
Ian Singleton	9,000	9,000	0	0.00%	none
Brett Sinson	384,950	384,950	0	0.00%	none
Rakesh Sirpal	2,000	2,000	0	0.00%	none
Trevor Smedley	20,000	20,000	0	0.00%	none
Colin Smith	10,000	10,000	0	0.00%	none
Richard Smith	17,500	17,500	0	0.00%	none
Jim Smithies	2,000	2,000	0	0.00%	none
Robert Sparnon	3,000	3,000	0	0.00%	none
Willard Spence	9,930	9,930	0	0.00%	none
Dorthy Spooncer	8,000	8,000	0	0.00%	none
Chris John Stanley	65,000	65,000	0	0.00%	none
John Stanley	2,000	2,000	0	0.00%	none
Erik Steenfeldt-Kristensen	38,500	38,500	0	0.00%	none
Derek Stevenson	10,000	10,000	0	0.00%	none
Fitzroy Trevor Stewart	5,832	5,832	0	0.00%	none
John Stewart	15,000	15,000	0	0.00%	none
John Stewart	20,000	20,000	0	0.00%	none
David Strachan	17,000	17,000	0	0.00%	none
Ronald Colin Sturrock	2,000	2,000	0	0.00%	none

Sarwan Kumar Sumon	50,500	50,500	0	0.00%	none
John Surgenor	20,000	20,000	0	0.00%	none
Sure Construction (8)	10,000	10,000	0	0.00%	none
George Tait	4,000	4,000	0	0.00%	none
Robert Tanton	5,000	5,000	0	0.00%	none
Alexander Charles Taylor	2,000	2,000	0	0.00%	none
James Taylor	9,000	9,000	0	0.00%	none
Martin Shane Taylor	5,000	5,000	0	0.00%	none
Celia Margeret Thomas	12,500	12,500	0	0.00%	none
Greig Watson Thompson	40,000	40,000	0	0.00%	none
Wayne Thompson	7,500	7,500	0	0.00%	none
Richard Thornton	5,000	5,000	0	0.00%	none
Leonard McKay Todd	54,000	54,000	0	0.00%	none
Anthony Tomlinson	3,000	3,000	0	0.00%	none
Philip Valentine	60,000	60,000	0	0.00%	none
James Van Der Westhuyzen	31,000	31,000	0	0.00%	none
Morris Viljoenm	10,000	10,000	0	0.00%	none
Darren Wade	2,000	2,000	0	0.00%	none
Marshall Walker	30,000	30,000	0	0.00%	none
E J Warren	38,000	38,000	0	0.00%	none
Roy Buchanan Welford	4,000	4,000	0	0.00%	none
Robert Welsh	22,500	22,500	0	0.00%	none
John White	5,000	5,000	0	0.00%	none
Charles Whiteley	20,000	20,000	0	0.00%	none
Andrew Whittle	30,000	30,000	0	0.00%	none
John Wilkes	4,000	4,000	0	0.00%	none
Ron Willis	120,000	120,000	0	0.00%	none
Arthur Neville Wilson	3,500	3,500	0	0.00%	none
David Wilson	2,000	2,000	0	0.00%	none
Linda Wilson	3,000	3,000	0	0.00%	none
Mark Witherington	2,000	2,000	0	0.00%	none
John Withers	20,000	20,000	0	0.00%	none
Michael Frederick Wood	4,000	4,000	0	0.00%	none
Allan Woods	7,000	7,000	0	0.00%	none
Graham Wright	4,000	4,000	0	0.00%	none
Iain Wynes	5,000	5,000	0	0.00%	none
David Yates	4,000	4,000	0	0.00%	none
Andrew York	1,000	1,000	0	0.00%	none
Andrew Young	15,500	15,500	0	0.00%	none
Piers Young	20,000	20,000	0	0.00%	none
		9,599,783

*Assumes all shares registered are sold.

1)

Founder, Chief Executive Officer, President and Chairman of the Board.

2)

Founder, Chief Financial Officer and Director.

3)

Brian Dale is the individual who exercises voting and dispositive powers with respect to shares owned by Brian Dale and Company, Inc.

4)

Joseph Esau is the individual who exercises voting and dispositive powers with respect to shares owned by Chancellor Holdings.

5)

Geoffrey Morris is the individual who exercises voting and dispositive powers with respect to shares owned by European Pension Management.

6)

Michael Player is the individual who exercises voting and dispositive powers with respect to shares owned by MJP, Ltd.

7)

John Warren Mallard is the individual who exercises voting and dispositive powers with respect to shares owned by Mallard UK, Ltd.

8)

Martin Shane Taylor is the individual who exercises voting and dispositive powers with respect to shares owned by Sure Construction.

The selling shareholders acquired the shares registered hereunder in the following transactions:

•

Messrs. Conley and Greaves are two of our founders, and originally acquired 6,000,000 and 5,000,000 shares, respectively, on October 29, 2003 in connection with our formation.  They each contributed $500 in cash or services for their shares.  The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

•

All of the other selling shareholders whose shares are registered for sale herein acquired their shares from Transfer Management International, Ltd. at various prices in transactions that were exempt from registration under Rule 904 of Regulation S under the Securities Act of 1933.  Transfer Management International, Ltd. acquired its shares from four separate sources:

o

7,262,470 shares were purchased from us at $0.30 per share under a Regulation S Securities Purchase Agreement dated April 24, 2005, as amended;

o

1,000,000 shares were purchased from Michael Price, who acquired his shares as one of our founding shareholders;

o

300,000 shares were acquired in May 2005 from Dominic Richardson, a consultant to us.  The shares acquired from Mr. Richardson in this transaction came from 400,000 shares that Mr. Richardson acquired from each of Messrs. Conley and Greaves in consideration for a personal loan that he extended to each officer in May 2005.

o

637,313 shares were acquired in December 2005 from Dominic Richardson.  The shares acquired from Mr. Richardson in this transaction came from 1,750,000 shares that we issued to Mr. Richardson under a consulting agreement dated March 30, 2004.

Under the Regulation S Securities Purchase Agreement, we originally agreed to sell Transfer Management International, Ltd. up to 4,000,000 shares of our common stock at $0.30 per share at any time, and from time to time as Transfer Management so elected, until December 31, 2004.  By an amendment dated January 1, 2005, we subsequently agreed with Transfer Management to extend the term of the Purchase Agreement to September 30, 2005.  In connection with the amendment to extend the term of the Purchase Agreement, we issued Transfer Management warrants to purchase 500,000 shares of common at $0.30 per share exercisable until June 30, 2008.  By another amendment dated September 1, 2005, we subsequently agreed with Transfer Management to extend the term of the agreement to November 30, 2005, and increase the number of shares subject to the agreement to 9,000,000 shares.

Under the Purchase Agreement, we agreed to register for resale all shares purchased by Transfer Management, whether held by Transfer Management or any transferee of Transfer Management, at our expense.  We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.  We are required to maintain the registration statement effective until all shares covered by the registration statement have been sold to persons who may freely resale the shares or all shares are otherwise saleable under Rule 144(k).

We are only required to include the shares purchased by Transfer Management under the Purchase Agreement in this prospectus, not 1,000,000 shares that Transfer Management acquired from our founding shareholders or 937,313 shares that Transfer Management acquired from a consultant to us.  However, we have orally agreed with Transfer Management to include those shares in this prospectus on a voluntary basis.

Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. To our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.

With respect to certain selling shareholders, we agreed to keep this prospectus effective until the earlier of the date which is three years after this registration has been declared effective by the SEC, the date as of which all of the common stock registered for resale hereunder has been sold, or the date as of which all of the common stock registered hereunder may be sold under Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Thirty-five states have what is commonly referred to as the "standard manual exemption" for secondary trading of securities such as those to be resold by selling shareholders under this registration statement. In these states, so long as we obtain and maintain a listing in one of the commonly accepted standard manuals (e.g. Standard and Poor's Corporate Manual), and the manual sets forth certain information: (1) the names of our officers and directors, (2) our balance sheet, and (3) our profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Delaware, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West

Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders; provided however that we intend to take appropriate action to qualify securities for resale in the States of New York, Georgia and Florida.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling shareholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

There is no established market for our common stock. The initial offering price at which the selling shareholders will, prior to the development of a formal market for the stock, resell shares of common stock is $1.50 per share, and is the price at which shares of common stock have been sold to many of the selling shareholders by Transfer Management International, Ltd.  This price is not based upon any independent valuation of our common stock, our perceived market value, book value, or any other established criteria of value.  The common stock may have a value significantly less than the initial offering price and there is no guarantee that the common stock will ever obtain a value equal to or greater than the initial offering price.

DILUTION

We are only registering shares of common stock already outstanding and held by selling shareholders under this prospectus. As such, purchasers of shares of common stock sold under this prospectus shall not experience any immediate dilution as a result of or upon such purchase.  The price at which the selling shareholders will initially sell our common stock is $1.50 per share.  Messrs. Conley and Greaves are our founders, as well as officers and directors.  They are each authorized to sell 200,000 shares herein.  They acquired their shares at our formation for the contribution of cash or services valued at $500, and thus their historical basis in the shares they are authorized to sell herein is substantially less than the anticipated sales price.

SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

Prior to the date of this prospectus, there has been no public market for our common stock. Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our shares.

Assuming no exercise of warrants outstanding, there are 23,928,908 shares of our common stock issued and outstanding as of the date of this prospectus. These shares of common stock will be deemed to be "restricted securities" under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Act. These rules are summarized below.

Eligibility of Restricted Shares for Sale in the Public Market

As of the date of this prospectus, we believe that 18,118,333 shares of common stock are currently eligible for resale under Rule 144, in each case subject to volume, manner of sale and other limitations under Rule 144. 10,200,000 of such shares are subject to agreements that restrict the amount of shares that can be sold under Rule 144, as described below.

Of the shares currently eligible for sale under Rule 144, 4,705,646 are included in the shares of common stock registered in this Prospectus.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1.0% of the number of shares of common stock outstanding, which is approximately 239,289 shares of common stock; or

•

the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

•

who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

•

who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 904

In general, securities originally issued under Regulation S are restricted securities and may be sold pursuant to Rule 144.  In addition, securities issued under Regulation S may also be resold under Rule 904, which is available to any person other than us, a distributor, or any of affiliates of us or a distributor if:

•

The offer or sale is made in an offshore transaction;

•

No directed selling efforts are made in the United States by the seller or an affiliate of the seller.

In addition, if the offer or sale is during the distribution compliance period and is by a dealer or person receiving a selling concession, fee or other remuneration, then:

•

Neither the seller nor anyone acting on its behalf can know that the offeree or buyer is a U.S. person; or

•

If the purchaser is a dealer or person receiving a selling concession, fee, or other remuneration, then the seller must send to the purchaser a confirmation stating that the securities may only be sold during the distribution compliance period only pursuant to Regulation S, a registration statement or an exemption from registration.

Warrants

We have issued warrants to purchase 3,500,000 shares of common stock.  The issuance of common stock underlying at least 1,000,000 of the warrants are eligible for registration on Form S-8 under the Act, although we do not currently have any plans to file a Form S-8 registration statement with respect to those warrants. The registration statement on Form S-8 will become effective automatically upon filing. Shares of common stock issued upon exercise of a warrant and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately.

Lock Up of Certain Shares

In their employment agreements, T. Scott Conley and Keith A. Greaves, who hold 5,600,000 and 4,600,000 shares of common stock, respectively, agreed that during the term of their employment agreements that they will not, within any calendar quarter, sell more than 20% of the average weekly trading volume of the common stock for the four weeks prior to the calendar quarter.

Craig Sellars and David Sherman hold 250,228 and 166,210 shares of common stock, respectively, which were originally issued under Sole Distributor Agreement between us and Netconx D and C Wireless, LLC.  Under the terms of the Sole Distributor Agreement, Messrs. Sellars and Sherman may not, within any calendar quarter, sell more than 1% of the average weekly trading volume of the common stock for the four weeks prior to the calendar quarter.

PLAN OF DISTRIBUTION

The selling shareholders, and any of their pledgees, asignees and successors-in-interest, may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales (other than short sales established prior to the effectiveness of the Registration Statement to which this Prospectus is a part);

•

broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business, which follows this section.

Plan of Operation

Our primary business involves the installation of wireless Internet systems in multifamily properties.  Most of our revenues come from the sale of Internet service to residents of the properties who subscribe to our service.  We are also have installed a wireless system in a multifamily property for an owner that has agree to pay us a flat fee each month in return for providing free service to all residents in the property.  We plan to remain focused on providing wireless Internet access to high density residential communities as our primary business activity.  We plan to expand our operations throughout the southeastern United States by marketing to two distinct entities: property management companies, and residents in multiple dwelling unit communities. The first involves developing strategic relationships with upscale property management companies and developers of new multiple dwelling units to enable us to install our systems in their properties on an exclusive basis.  The second involves marketing to potential subscribers (i.e., the residents) in order to achieve maximum subscriber penetration. However, over time we plan to concentrate on negotiating agreements under which we are compensated by the owner of the property instead of through subscriptions from residents in the property.  For fiscal year 2006, the goal is to have a total of at least 3,000 subscribers.  As of February 6, 2006, we had 291 full subscribers at $29.95 per month and 26 roommate subscribers at $5.00 per month.

We have also begun marketing our services to educational institutions that desire to provide wireless Internet access to their student populations.  Unlike multi-family properties, educational institutions have shown a willingness to pay for part or all of the cost of installing the system.  In addition, because the Internet service we provide would be offered as part of the institution's educational experience, our revenues would not be dependent on obtaining subscribers for our service.  Instead, the service would be open to all students, and we would be compensated on a per student basis by the educational institution itself.

We plan to compete on the basis of superior technology, price and customer service. In particular, we plan to offer our Internet service at a lower price than our competitors, which are primarily DSL or cable Internet service.  Our plan is also to utilize the best available technology at any given time, so as to continue to offer reliable, high quality, wireless Internet access that provides each end user with maximum mobility, very high speed, and security.

Other potential sources of revenue may include business-to-business applications of broadband technology, and implementation of wider area Internet coverage as technology evolves. The company also plans to move toward total convergence at some point in the future, providing voice and video in addition to data.

We also generate revenue from the resale of wireless cards that we purchase on a wholesale basis for the wireless networks we install.  Most of our business reselling wireless cards is from resellers or on Ebay.  We do not consider the business of reselling of wireless cards to be a core business and, accordingly, we do not plan to invest any resources to expand that line of business.

We are also developing the infrastructure to provide VoIP service in the geographic areas in which we currently have wireless systems installed.  We elected to enter the VoIP business because recent technological and regulatory advances enable one to enter the business relatively economically, we already employed the technical expertise to setup and operate a VoIP service, and we determined that VoIP service was a complimentary line of service that we could conveniently market in our service areas.  Besides direct sales to the multifamily communities in which we operate wireless systems, we also plan to market VoIP service through resellers.  We expect to begin providing VoIP service to our first customers within the next month.

In the future, we will require additional sources of external capital in order to grow.  The capital will be used primarily for new site deployments, additional personnel, marketing and sales.

Critical Accounting Policies And Estimates

Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below, as well as our valuation of equity securities used in transactions and for compensation, and our revenue recognition methods.

Revenue Recognition

Revenues are generated by both a wireless internet connection service provided for individual end-users and resale of network component hardware. For wireless connection service, each subscriber is under a month-to-month service agreement and a fixed fee for service to be received for a particular month. Subscription revenue is recognized over the month service is provided. At the end of a financial reporting period, the Company records the portion of fees received for which the related subscription period has not been completed as deferred revenue. Under the terms of the agreement, billing is made by a pre-authorized charge to a subscriber's credit card and is not refundable, thus reasonably assuring collection of the fee. Revenue from network hardware resale is recognized at the time the goods are delivered and billed. Sales are made at fixed prices based on orders received by customers. All sales of hardware components are final. The Company does not provide refunds, nor does it provide product warranties or any other post-sale obligations to the customer.

Network Installation Cost Recognition

Prior to obtaining end-user subscriptions, the Company obtains an installation agreement with a multi-family property, and incurs costs to install components and activate a wireless network that will service the multi-family property. Installation costs, which include hardware components and direct labor, are capitalized as incurred and amortized on a straight-line basis over 3 years beginning at the time the network is placed in service in order to match installation costs against related subscription revenues. Capitalized installation costs are included (net of amortization) in property and equipment in the accompanying balance sheets.

Property and Equipment

Property and equipment are recorded at cost. Except for capitalized network installation costs described above, depreciation for other equipment purchases is provided on a straight-line basis over the estimated useful lives of the related assets, which range from 5 - 7 years.

Cost of Service and Sales

Direct costs related to providing subscriber services, other than those specifically identifiable to the initial MDU installation costs described above, are charged as incurred and classified as cost of subscriptions service in the Company's financial statements. These include such costs as system testing and maintenance, bulk bandwidth costs, and contracted labor or allocated employee costs for general system and customer service support. Cost of network component sales is based upon the Company's historic cost for the components sold, on a first-in, first-out basis.

Results of Operations

For the Period from October 29, 2003 (Inception) through September 30, 2004

During the period ending September 30, 2004, we generated $93 in revenues and incurred a net loss of ($204,625).  Operations during the period ending September 30, 2004 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities. Significant costs relating to these activities included:

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$13,012 to develop Internet, communications, and billing systems directly related to supporting local wireless networks.

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$78,550 in salary expense for officers to perform substantially all start-up, planning, and marketing activities of the Company during this period.

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$92,235 in professional services for business planning and capital search activities.

We began installation of our first wireless system near the end of the period in Atlanta, Georgia. As of September 30, 2004, the material and labor costs incurred for this installation was $63,908, which was capitalized and is not reflected in the net loss for this period.

For the Fiscal Year ended September 30, 2005

During the fiscal year ended September 30, 2005, we generated $61,416 of revenues and incurred a net loss of ($907,381).  Of the revenues generated during this period, $24,847 was from the deployment of our first wireless systems in Atlanta, Georgia and Charlotte, North Carolina.  During the fiscal year ended September 30, 2005, we completed the installation of three wireless systems in multi-family properties in Charlotte, North Carolina and two in Atlanta, Georgia.  We are currently signing up subscribers and providing service to the properties.

We generated $35,760 during the year ending September 30, 2005 attributable to sales of wireless cards and access points under a Sole Distributor Agreement that we entered into with Netconx on January 1, 2005.  The Sole Distributor Agreement was terminated on October 1, 2005.  Under the Sole Distributor Agreement, we were entitled to purchase wireless cards for internal use and resale.  In the event we resold the wireless cards to third party users, we were obligated to pay Netconx a portion of the gross profit that we realized on the sale.  During the fiscal year ending September 30, 2005, we purchased $77,895 in wireless cards from Netconx.  Under the Sole Distributor Agreement, we were also entitled to manufacture access points according to Netconx's specifications, and we were obligated to pay Netconx a royalty of $100 for each access point that is manufactured.  During the fiscal year ending September 30, 2005, we incurred $15,000 in royalty costs to Netconx for access points that we ordered.

 The initial term of the Sole Distributor Agreement was three years.  In September 2005, we were notified that Netconx's distributorship agreement with the Chinese manufacturer of the wireless cards was being terminated as a result of Netconx's failure to satisfy certain volume purchase requirements under its contract with the manufacturer.  As a result, we and Netconx agreed to terminate the Sole Distributor Agreement effective October 1, 2005.  On October 10, 2005, we entered into a new distribution agreement with the Chinese manufacturer.

Significant expenses were as follows:

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$309,225 for salary expense, which included $113,833 in compensation paid in the first quarter to officers.  We incurred higher than normal officer compensation in the first quarter due to nonrecurring bonuses paid to the two principal officers.  Following the first quarter, we entered into employment agreements with Messrs. Conley and Greaves that fixes their compensation at $80,000 per year.

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$133,860 in professional services, of which $75,000 was for management consulting and strategic planning.

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A non-cash $124,986 expense relating to amortization of the estimated fair value of stock granted to Netconx in exchange for a sole distributor agreement.

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An impairment loss of $106,933 resulting from the write-off of capitalized installation costs that management determined were not recoverable.  The capitalized installation costs that we wrote off pertained to our initial installations where installation costs were significantly higher than more recent installations due to the increased experience of our installation staff.

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Other selling, general and administrative expense increased to $138,008 as a function of the commencement and growth of operations over that of the prior period.

Capitalized material and labor costs for network installations increased by $231,000 to $294,907 during this period, largely due to costs incurred to complete two installations in Atlanta and three installations in Charlotte.

Liquidity and Capital Resources

We are currently financing our operations from the proceeds from the sale of common stock to a foreign investor under Regulation S.  During the period from inception (October 29, 2003) to September 30, 2004, we raised $305,000 from the sale of 1,016,666 shares of common stock to the foreign investor.  During the fiscal year ended September 30, 2005, we raised $1,494,000 from the sale of 4,980,000 shares of common stock to the foreign investor.  After September 30, 2005, we raised an additional $379,741 from the sale of 1,265,804 shares of common stock to the foreign investor.  At September 30, 2004 and September 30, 2005, we had working capital of $56,075 and $397,507, respectively.

Our working capital is currently insufficient for us to fully implement our business plan.  Our business plan involves the installation of wireless Internet systems in multifamily properties at our expense, including all parts and labor associated with the systems.  Our revenues come from the sale of Internet service to residents of the properties who subscribe to our service.  The total potential revenue from the four properties in which we have installed systems will be insufficient to enable us to pay all of our recurring expenses.  Therefore, we must install more systems in order for us to achieve a breakeven level of operations.  However, we incur a significant capital cost to install a system in a property.

We believe our current working capital is sufficient to both sustain our current operations and planned growth only through the third quarter of the 2006 fiscal year (June 30, 2006).  We are currently using capital at an average monthly rate of $40,000 for operating expenses.  In addition, we must incur additional capital expenditures with each system that we install.  This rate will accelerate significantly over the following twelve months if we reach agreements to install systems in the number of properties that we have projected in our business plan.

We project additional working capital needs of $600,000, exclusive of funds currently on hand, to fund our planned operations for the following twelve month period. To satisfy our future working capital needs, we are actively working with our existing investors to continue their support. We expect to be able to raise sufficient capital to meet our liquidity needs until we achieve profitable operations, although there is no contractually committed capital from these investors upon which we can rely. To date, we have relied upon investment proceeds, as well as loans from officers and the deferral of officer salaries, to satisfy our working capital needs.  In the event we experience delays in raising additional capital, we plan to reduce our recurring expenses by deferring officer salaries, as well as reduce the rate of our planned growth as necessary in order to defer significant system installation costs.

DESCRIPTION OF BUSINESS

General

We are an early-stage Wi-Fi Internet Service Provider (WISP), with a geographic focus on the southeastern United States.  We currently provide wireless Internet service to three multi-dwelling units (MDUs) in Atlanta, Georgia and three in Charlotte, North Carolina.  Our business plan is to market our services to the property managers of larger, relatively higher-end MDUs, and to provide them with both a shared revenue opportunity and an additional benefit to their tenants.

We are also developing the infrastructure to provide VoIP service in the geographic areas in which we currently have wireless systems installed.  Internet Protocol telephony is the real time transmission of voice communications in the form of digitized "packets" of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. VoIP services allow consumers and businesses to communicate at dramatically reduced costs compared to traditional telephony networks.  We elected to diversify into VoIP service after we determined that a market existed for the service among our existing customer base (residents of MDUs), and that we could economically provide the service using our existing technical personnel and network systems. We expect to complete the technical requirements to provide VoIP service in March 2006.

What is Wi-Fi?

The term "Wi-Fi" is an abbreviation for "wireless fidelity," and is based on the IEEE 802.11 standard.  Wi-Fi is an RF signal based on the IEEE 802.11 standard and is capable of transmitting signals up to 1,200 feet. It uses spread spectrum multiple access (SSMA) that supports high data rates with very low latency, over a distributed all-IP wireless network that can penetrate walls and associated structures. WiFi shares the unregulated, 2.4 GHz radio spectrum along with other common wireless devices including cordless phones and baby monitors. WiFi is primarily meant for use in a local area wireless network and for Internet access. As an alternative to current wireline broadband, WiFi offers the opportunity of relatively inexpensive, mobile Internet access.

What is Wireless Internet?

Wireless Internet refers to a new and growing way to access the Internet, whereby an Internet Service Provider terminates a land-line Internet connection with a wireless access point (WAP).  Users of the service can then connect to the Internet though a wireless modem equipped with an antenna.  This allows the user to connect to the Internet from any location within the wireless network's range, typically 300-1200 feet, thus freeing them from the mobility constraints of hard wire access.

Our Wi-Fi Strategy

Our strategy is to form relationships with the operators of large MDUs.  We then perform an initial site feasibility study with information obtained from the leasing agents and management of the subject MDU regarding resident demographics, and current coverage of the complex by other Internet service providers. If the site has potential, we contact the appropriate decision-maker in the MDU management company and attempt to structure a mutually attractive joint marketing arrangement. Next we install a high speed connection Internet Web server, and multiple wireless access points which allow tenants to connect to the Internet from virtually anywhere within the complex.  We have developed various marketing programs that leverage the property managers' relationships with tenant to increase awareness of our service.  We currently offer our services according to a tiered pricing schedule based on a "per month/per user" basis, and will provide users a free wireless card with a four month membership.  This price point is significantly lower than that commonly offered by other landline ISPs, and we intend to maintain a lower price point in the future.

We have entered into an agreement with one of our MDU clients to supply wireless Internet access to all residents in the entire property for a fixed fee per month paid to us by the MDU (which intends to provide the service free of charge to all residents).  We are actively pursuing more installations that incorporate this revenue plan, and expect it will become a greater part of our business over time.

Wi-Fi Industry Background

Internet users typically access the Internet through a variety of technologies, from analog modems and dial-up technology, to high speed dedicated circuits (for large corporations), to wireless Internet technologies.  The market for Wi-Fi Internet access is relatively nascent and highly fragmented.  Although Wi-Fi hotspot coverage is rapidly growing in coffee shops, airports, and other niche locations throughout the United States, Wi-Fi Internet access in MDUs is still relatively uncommon.

As a result of technological and regulatory changes that have occurred over the past few years, smaller companies have been able to compete more effectively in the high-speed Internet access markets traditionally dominated by larger companies. In particular, the potential market for servicing MDU properties remains largely undeveloped, creating significant opportunities for alternative providers with the technological, operational, marketing and administrative ability to manage growth effectively.

How Our Wi-Fi System Works

Our Wi-Fi system is based on the use of a central network access point that serves as a gateway to a broadband Internet connection, and multiple wireless access points, each of which is hard-wired to the central network access point. Subscribers access the network through wireless cards in a stationary computer or a mobile, lap-top computer that communicate with the access points installed around the property. Our engineering staff is experienced in making wireless networks function properly in challenging physical layout environments.

On Premises Wi-Fi Equipment and Facilities

We intend to assemble the majority of our computing and data communications equipment according to proprietary specifications from components purchased from Nanjing Z-Com Wireless Co., Ltd. (Z-Com).  We are a North American wholesale distributor of Z-Com wireless communications equipment, and purchase Z-Com parts for internal use as well as resale to others.  We can also use off-the-shelf products manufactured by other wireless component manufacturers.  In terms of our computing equipment, we plan to use standard Web servers.

VoIP Industry Background

VoIP is a technology that enables voice communications over the Internet through the compression of voice into data packets that can be transmitted over data networks and then converted back into voice at the other side. Data networks, such as the Internet or local area networks (LANs), have always utilized packet-switched technology to transmit information between two communicating terminals (for example, a PC downloading a page from a web server, or one computer sending an e-mail message to another computer). The most common protocol used for communicating on these packet switched networks is internet protocol, (IP). VoIP allows for the transmission of voice along with other data over these same packet switched networks, and provides an alternative to traditional telephone networks, which uses a fixed electrical connection to carry voice signals through a series of switches to the final destination. VoIP has experienced significant growth in recent months. The telephone networks maintained by many local and long distance telephone companies were designed solely to carry low-fidelity audio signals with a high level of reliability. Although these traditional telephone networks are very reliable for voice communications, they are not well suited to service the explosive growth of digital communication applications for the following reasons:

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Until recently, telephone companies have avoided the use of packet switched networks for transmitting voice calls due to the potential for poor sound quality attributable to latency issues (delays) and lost packets which can prevent real-time transmission. Recent improvements in packet switch technology, compression and broadband access technologies, as well as improved hardware and provisioning techniques, have significantly improved the quality and usability of packet-switched voice calls.

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Packet-switched networks have been built mainly for carrying non real-time data, and the advantages of such networks are their efficiency, flexibility, reliability and scalability. Bandwidth is only consumed when needed, networks can be built in a variety of configurations to suit the number of users, client/server application requirements and desired availability of bandwidth and many terminals can share the same connection to the network. As a result, significantly more traffic can be transmitted over a packet switched network, such as a home network or the Internet, than a circuit-switched telephony network. Packet switching technology allows service providers to converge their traditionally separate voice and data networks and more efficiently utilize their networks by carrying voice, video, fax and data traffic over the same network. The improved efficiency of packet switching technology creates network cost savings that can be passed on to the consumer in the form of lower telephony rates. The exponential growth of the Internet in recent years has proven the scalability and reliability of these underlying packet switched IP based networks. As broadband connectivity has become more available and less expensive, it is now possible for service providers like us to offer voice services that run over these IP networks to consumers and business worldwide.

The growth of the Internet in recent years has proven the scalability of these underlying packet switched networks. As broadband connectivity, including cable modem and digital subscriber line, or DSL, has become more available and less expensive, it is now possible for service providers like us to offer voice and video services that run over these IP networks to businesses and residential consumers. Providing such services has the potential to both substantially lower the cost of telephone service and equipment costs to these customers and to increase the breadth of features available to our subscribers. Services like full-motion, two-way video are now supported by the bandwidth spectrum commonly available to broadband customers, whether business or residential.

As the wireless industry has shown, disruptive new technology with better product and service features has the effect of luring customers to regularly change carriers. To minimize this risk of churn, carriers must continually expand their service offering in order to retain their existing customers. With the growing acceptance of packet and VoIP telephony, the incumbent carriers are again faced with a disruptive technology with a lower cost of service.

Our VoIP Service

We intend to sell our VoIP service both directly to customers and through resellers, in which the service can be private-labeled in the name of the reseller.  Regardless how it is sold, customers will be able to make telephone calls by using their existing broadband Internet connection, which they will be responsible for obtaining and paying for separately.  Our service will enable a customer to eliminate the services provided by a customer's local and long-distance phone company. The process for getting the service is relatively simple. Once the customer signs up for service, it will receive a small integrated access device (IAD) or our Multimedia Terminal Adapter (MTA) from the reseller or through our fulfillment center if the customer’s broadband access is provided by cable or DSL. The subscriber plugs the device into its broadband internet connection and existing telephone handset. Once the customer turns it on, the device automatically connects to the Internet, configures itself and is ready for use.  If the customer’s broadband access is provided by our hi-speed WiFi service, the customer will need to purchase from us a special phone in order to receive our VoIP service.

We will offer a full suite of features, including caller ID, call waiting, call forwarding, voicemail, speed dial, call detail records, music on hold, 3-way calling and others.  Initially, customers will not be able to keep their existing phone number, but will be assigned a new phone number.  In the future, we intend to add the option of allowing customers to keep their existing phone number.

We purchase blocks of local numbers in bulk from our local telephone carrier, and pay a fixed monthly fee to the telephone carrier for unlimited local use of the number.  We have contracted with a wholesale long distance provider to provide national long distance service to all phone numbers that we purchase, under which we will be charged for each minute of use.  We will charge our customers for long distance service a price that is higher than our cost but lower than the price they will be able to obtain from traditional carriers.  We have a similar arrangement with respect to international calls that are placed by our customers.

Initially, our network will only be able to service customers in the Atlanta, Georgia metro area.  We are currently evaluating the expansion of our network to other geographic areas.  To do so, we will need to establish a network access point in each geographic area in which we plan to do business. We do not plan to expand into any other geographic areas unless and until we have a marketing plan in place to generate customers in that geographic area.  Other geographic areas in which we are likely to expand in the future are Charlotte, North Carolina and Tampa, Florida, because we already have WiFi systems installed in those metro areas.

Our service will comply with FCC requirements for VoIP e911 calls. Customers' emergency calls will route to the correct Public Service Answering Point (PSAP) via selective routing based upon address information provided by the customer.

Sales and Marketing

We currently sell our services solely through our officers and one salesman.  Over time, we intend to recruit and employ a full-time sales force.  We also intend to recruit independent resellers to market our service strictly on a commission basis.  However, we have been prevented from doing so to date by a lack of sufficient capital.

For our wireless broadband services, we target MDU properties and planned community developments and the residents living there. Our selling cycle for obtaining "right-of-entry" agreements that permit us to offer our services to MDU tenants includes proposal presentation, contract negotiations and service implementation, a cycle that can require up to nine months. Securing new right-of-entry agreements through direct marketing efforts is an integral part of our strategy to grow and achieve operating efficiencies and positive cash flow. Before targeting a potential location, we perform a basic site feasibility study regarding resident demographics and current coverage of the complex by other Internet service providers. If a location appears attractive, we then proceed to develop a relationship with the property manager, and structure a mutually beneficial partnership with them.

We offer property owners and management companies an amenity to their residents that promotes increased occupancy, as well as an attractive new revenue source in the form of commissions. Under the right-of-entry agreements, property owners are paid a one-time flat fee for each new subscriber from the property during the prior month. In return, the property owner typically agrees to market and promote our service to residents in the property.  We attempt to focus our efforts on negotiating right-of-entry agreements with owners of MDU portfolios, because we believe that strategic relationships with these owners are critical to market penetration and long-term success.

Once we have obtained the right-of-entry agreement and services have been activated on the property, we utilize the on-site leasing personnel to market the services to the residents. The services are packaged at prices less than other forms of broadband Internet access (i.e., DSL and cable).  Unlike with competing forms of broadband Internet access, there is no need to schedule a service installation prior to receiving service. This eliminates the inconvenience for the resident of having to meet the installation technicians. We believe that the combination of lower price, convenience, and quality of service is a very powerful marketing advantage.  The leasing agents at properties are provided with marketing and other support literature to facilitate sales of our service. We require no long-term service contracts, and our customers may discontinue service at any time without penalty.

For our VoIP Service, plan to target residents of the properties in which we have installed wireless systems, particularly our broadband wireless customers.  We are also negotiating an agreement with a reseller which would resell our service in its own name.

Wi-Fi Competition

We believe that the primary competitive factors determining success as an Internet access provider are: a reputation for reliability and high-quality service; effective customer support; access speed; pricing; effective marketing techniques for customer acquisition; ease of use; and scope of geographic coverage. We believe that we will be able to address adequately all of these factors, except that we will not be able to offer scope of geographic coverage for the foreseeable future.

The market for Internet access services, in which our Internet access service will compete, is extremely competitive and highly fragmented. Current and prospective competitors include many large, nationally-known companies that possess substantially greater resources, financial and otherwise, market presence and brand name recognition than do we. We currently compete, or expect to compete, for the foreseeable future, with the following: national Internet service providers, numerous regional and local Internet service providers, most of which have significant market share in their markets; established on-line information service providers, such as Bellsouth, which provide basic Internet access, as well as proprietary information not available through public Internet access; providers of web hosting; computer hardware and software and other technology companies that provide Internet connectivity with their products; telecommunications companies, including global long distance carriers, regional Bell operating companies and local telephone companies; operators that provide Internet access through television cable lines; electric utility companies; communications companies; companies that provide television or telecommunications through participation in satellite systems; and, to a lesser extent, non-profit or educational Internet access providers. The market for residential Internet access is highly competitive, and is characterized by ever increasing access speeds and consistently falling per-user prices.

To date, we have not encountered any competition in the market of providing wireless broadband access to an entire MDU property.  There are a number of companies whose business is to provide "hotspots" for wireless broadband access in common areas of MDU properties, such as the clubhouse and pool areas.  Because those companies do not seek to provide broadband wireless access within each residential unit, they are generally not in competition with us.  The largest such company is Airimba.  The primary competition for broadband Internet access within each residential unit is the cable TV provider (if it offers Internet access through its cable line) to the MDU property and the local telephone company (if it offers DSL service to the property).   We compete with the cable and local telephone providers by offering our service at a lower monthly price.  To date, we have not encountered any barriers to competition imposed by the practices of any of our competitors such as, for example, service exclusivity agreements with property owners.

We believe that the market for Internet access services is likely to remain highly competitive, and will continue to be characterized by new and potentially disruptive technology introduction, shrinking per-customer revenues, and fiercely competitive pricing.

VoIP Competition

We believe that the primary competitive factors determining success in the VoIP communications market are:

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quality of service;

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the ability to meet and anticipate customer needs through multiple service offerings and feature sets;

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responsive customer care services, and;

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price.

Future competition could come from a variety of companies both in the Internet and telecommunications industries. These industries include major companies who have greater resources and larger subscriber bases than we have, and have been in operation for many years. We also compete in the growing market of discount telecommunications services including "pure play" VoIP service providers, calling cards, prepaid cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, including instant messaging, PC-to-PC and PC-to-Phone services, and Broadband phone services.

Some competitors may be able to bundle services and products that are not offered by us together with enhanced Internet and IP communications services, which could place us at a significant competitive disadvantage. Many of our competitors enjoy economies of scale that can result in lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. Our primary competitors include:

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carriers operating in the U.S. and abroad, which include the Regional Bell Operating Companies, AT&T, British Telecom, France Telecom, Deutsche Telecom, NTT, MCI, Sprint, Level 3, Infonet, Qwest, Broadwing, Ibasis, and Teleglobe;

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subscriber based service provider competitors, which include Vonage, Packet8, DeltaThree, SunRocket, Time Warner, Comcast and Net2phone.

Regulation

Internet-based communication services generally are not subject to federal fees or taxes imposed to support programs such as universal telephone service. Changes in the rules or regulations of the U.S. Federal Communications Commission or in applicable federal communications laws relating to the imposition of these fees or taxes could result in significant new operating expenses for us, and could negatively impact our business. Any new law or regulation, U.S. or foreign, pertaining to Internet-based communications services, or changes to the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise harm our business. There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to taxation and the quality of products and services. Furthermore, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, taxation, encryption, obscenity, libel, employment, personal privacy, export or import matters and other issues is uncertain and developing and we are not certain how the possible application of these laws may affect us. Some of these laws may not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market, which could reduce demand for our services, increase our operating expenses or increase our litigation costs.

Intellectual Property

We rely on a combination of trademark, copyright, trade secret laws and disclosure restrictions to protect our intellectual property rights. We also enter into confidentiality and proprietary rights agreements with our employees, consultants and other third parties and control access to software, documentation and other proprietary information. "O2 Secure Wireless" is a tradename that we use, but we have not filed a state or federal trademark application with respect to that name; therefore, we currently rely solely upon our common law trademark rights.  If a claim is asserted that we have infringed the intellectual property of a third party, we may be required to seek licenses to that technology. In addition, we license third-party technologies that are incorporated into our services, including off-the-shelf software as well as software code to monitor our network access components that we have licensed on a perpetual basis from Netconx D and C Wireless, LLC. Licenses from third party technologies may not continue to be available to us at a reasonable cost, or at all. Additionally, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our services. If we fail to protect our proprietary rights adequately, our competitors could offer similar services, potentially significantly harming our competitive position and decreasing our revenues.

Our Technology

For our Wi-Fi division, we use a combination of "off-the-shelf" components and components purchased from Z-Com in constructing a wireless Internet system and delivering our wireless Internet services to customers. In our management's experience, the combination of off-the-shelf components and components purchased from Z-Com offer greater reliability and greater signal range.  Increased signal range reduces our total equipment cost to install a system, and improves customer satisfaction with our service. Our services support all equipment meeting Wi-Fi (wireless fidelity) 802.11(x) standards operating in the unlicensed 2.4, 5.2 and 5.8 GHz 802.11(x) spectra, and can be deployed far less expensively than other wire-line and cable technologies.  For our VoIP division we also use “off-the-shelf” hardware components and software tools to provide the service.

We will employ software tools to monitor the performance of our network 24x7x365, and respond to technical questions from our customers.  We do not plan to create and maintain a dedicated network operations center or call center until we have a sufficient customer base to justify the cost.  Until them, we intend to rely upon the same system that we use to handle technical and service issues for both our WiFi service and our VoIP service by means of a call routing system that alerts our experienced technical personnel when a technical or service has arisen, wherever they may be.  Our technical personnel use software tools that enable them to access our network to respond to technical or service issues wherever there is a computer with broadband internet access.  We schedule our technical personnel so that some one is always available to respond to technical or service issues at all times.

VoIP Service

VoIP is a technology that enables voice communications over the Internet through the compression of voice into data packets that can be transmitted over data networks and then converted back into voice at the other side. Data networks, such as the Internet or local area networks (LANs), have always utilized packet-switched technology to transmit information between two communicating terminals (for example, a PC downloading a page from a web server, or one computer sending an e-mail message to another computer). The most common protocol used for communicating on these packet switched networks is internet protocol, (IP). VoIP allows for the transmission of voice along with other data over these same packet switched networks, and provides an alternative to traditional telephone networks, which uses a fixed electrical connection to carry voice signals through a series of switches to the final destination. VoIP has experienced significant growth in recent months. The telephone networks maintained by many local and long distance telephone companies were designed solely to carry low-fidelity audio signals with a high level of reliability. Although these traditional telephone networks are very reliable for voice communications, they are not well suited to service the explosive growth of digital communication applications for the following reasons:

o

Until recently, telephone companies have avoided the use of packet switched networks for transmitting voice calls due to the potential for poor sound quality attributable to latency issues (delays) and lost packets which can prevent real-time transmission. Recent improvements in packet switch technology, compression and broadband access technologies, as well as improved hardware and provisioning techniques, have significantly improved the quality and usability of packet-switched voice calls.

o

Packet-switched networks have been built mainly for carrying non real-time data, and the advantages of such networks are their efficiency, flexibility, reliability and scalability. Bandwidth is only consumed when needed, networks can be built in a variety of configurations to suit the number of users, client/server application requirements and desired availability of bandwidth and many terminals can share the same connection to the network. As a result, significantly more traffic can be transmitted over a packet switched network, such as a home network or the Internet, than a circuit-switched telephony network. Packet switching technology allows service providers to converge their traditionally separate voice and data networks and more efficiently utilize their networks by carrying voice, video, fax and data traffic over the same network. The improved efficiency of packet switching technology creates network cost savings that can be passed on to the consumer in the form of lower telephony rates. The exponential growth of the Internet in recent years has proven the scalability and reliability of these underlying packet switched IP based networks. As broadband connectivity has become more available and less expensive, it is now possible for service providers like us to offer voice services that run over these IP networks to consumers and business worldwide.

The growth of the Internet in recent years has proven the scalability of these underlying packet switched networks. As broadband connectivity, including cable modem and digital subscriber line, or DSL, has become more available and less expensive, it is now possible for service providers like us to offer voice and video services that run over these IP networks to businesses and residential consumers. Providing such services has the potential to both substantially lower the cost of telephone service and equipment costs to these customers and to increase the breadth of features available to our subscribers. Services like full-motion, two-way video are now supported by the bandwidth spectrum commonly available to broadband customers, whether business or residential.

As the wireless industry has shown, disruptive new technology with better product and service features has the effect of luring customers to regularly change carriers. To minimize this risk of churn, carriers must continually expand their service offering in order to retain their existing customers. With the growing acceptance of packet and VoIP telephony, the incumbent carriers are again faced with a disruptive technology with a lower cost of service.

Properties

We lease approximately 2,033 square feet of office space at 3300 Holcomb Bridge Rd., Suite 226, Norcross, Georgia 30092 pursuant to an Office Lease Agreement dated December 9, 2004.  The term of the lease is from January 1, 2005 to June 30, 2006, and provides for monthly base rent of $1,864 during the first year and $2,202 during the final six months.  In addition, we are obligated to pay additional rent based on our share of the operating costs of the building.

We sublease from T. Scott Conley and Keith A. Greaves, who are officers and directors, approximately 163 square feet of office space at 3300 Holcomb Bridge Rd., Suite 262, Norcross, Georgia 30092 pursuant to an Office Lease Agreement dated June 16, 2005, and a sublease agreement dated July 10, 2005.  The term of the lease is from July 1, 2005 to June 30, 2006, and provides for monthly base rent of $250.  In addition, we are obligated to pay additional rent based on our share of the operating costs of the building.

Employees

We have five full-time employees, and one part-time employee. We believe that our relationship with employees is satisfactory. We have not suffered any labor problems during the last two years.

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions as of February 6, 2006:

Name and Address	Age	Position
T. Scott Conley	40	Chief Executive Officer, President and Director
Keith A. Greaves	62	Chief Financial Officer, Treasurer, Secretary and Director
Craig C. Sellars	28	Chief Information Officer

Below are biographies of our executive officers as of February 6, 2006:

T.  Scott Conley. Mr. Conley is one of our founders, and has served as our Chairman and Chief Executive Officer since inception (October 29, 2003).  Prior to becoming our founder, Mr. Conley served as owner and officer of Advantage Network Associates from October 2002 to September 2003.  Advantage Network Associates provided 802.11 Wi-Fi technology services to hotels and other business sites in the Atlanta metro area.  From November 1999 to October 2002, Mr. Conley served as Information Technology Manager at Cesso, LLC, a manufacturer of tree stands.  At Cesso, LLC, Mr. Conley's responsibilities included management of the firm's Internet web sales, a division that generated annual revenues of $3,400,000 per year.  From 1995 to 1999, Mr. Conley served as lead developer and project manager for Virtual Reality Technology, a provider of Internet technology.  Among Mr. Conley's successful projects at Virtual Reality Technology was the development of the Virtual Reality walkthrough model of the Tampa Bay Devil-Rays stadium with Weblink Communications.  Mr. Conley is a Microsoft Certified Systems Engineer.  Mr. Conley does not have any prior experience in the areas of financial accounting or public company reporting.

Keith A. Greaves, CFA. Mr. Greaves is one of our founders, and has served as a director and Chief Financial Officer since inception (October 29, 2003).  Mr. Greaves holds a Bachelors Degree in industrial engineering from New York University, and an MBA in Finance and Accounting from Indiana University. He is a Chartered Financial Analyst (CFA), and is a former president of the Atlanta Society of Financial Analysts.  Mr. Greaves has over 35 years of experience in finance and business development.  From June 1985 to September 1995, Mr. Greaves founded and served as president of Greaves Capital Management Inc., an asset management company for institutional investors.  From 1995 to October 2003, Mr. Greaves served as securities analyst for various brokerage firms, including Thomas Securities and The Malachi Group, Inc. Mr. Greaves has prior educational and work experience in the area of financial accounting but not in the area of public company reporting.

Craig C. Sellars.  Mr. Sellars has served as our Chief Information Officer since January 2005.  Mr. Sellars' has over ten years experience with Internet application development, wireless application, and wi-fi planning, development and implementation. Mr. Sellars holds a Bachelor of Science degree in computer science from Georgia Institute of Technology, and is currently pursuing a Masters of Business Administration degree from Georgia State University.  From June 1998 to January 2001, Mr. Sellars was an engineer at VerticalOne Corporation, where he contributed to VerticalOne's development of Internet technology for its online account management services used by Yahoo!, MSN, AOL, Bank of America and Wells Fargo, among others.  Starting in 1999, he spearheaded the planning, development and deployment of VerticalOne's wireless data services to PDAs and cell phones.  In 2001, he participated in the formation of Netconx D and C Wireless, LLC, which was formed to sell and install wireless networking technology.

Board Of Directors

Our board currently consists of two directors with one vacancy. The current directors are Keith A. Greaves and T. Scott Conley.  Our directors hold office until the next annual meeting of the shareholders and until their successor(s) have been duly elected or qualified.

Board Committees

We do not currently have an audit committee, or any other committee, although we plan to form an audit committee when we have at least two independent directors.  Further, our Board does not have a financial expert, as defined by SEC regulations. We intend to seek a candidate to serve in this role in the near future.

Compensation of Directors

We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table shows certain compensation information for services rendered in all capacities for the period from inception to September 30, 2004, and for the fiscal year ended September 30, 2005. Other than as set forth herein, no executive officer's aggregate cash salary and bonus exceeded $100,000 in any of the applicable years.

Name and Principal Position	Year	Salary
T. Scott Conley, Chief Executive Officer, President, and Chairman of Board of Directors (1)	2005 2004	$109,449 $36,750
Keith A. Greaves, Chief Financial Officer, Treasurer and Director (1)	2005 2004	$109,449 $9,750

 (1) Of the amount accrued for Messrs. Conley and Greaves, each had been paid $9,750 as of the end of the fiscal year and Mr. Conley was owed $27,000 in accrued salary as of the end of the fiscal year.  In addition, we accrued $27,000 in compensation for Mr. Greaves, which we recorded as a capital contribution on behalf of Mr. Greaves by agreement with Mr. Greaves.

The Company did not grant any options or stock appreciation rights or make an award under any long-term incentive plan to any of its named executive officers during the last fiscal year.  The Company did not reprice any options or stock appreciation rights during the last fiscal year.  None of the Company's named executive officers exercised any options or stock appreciation rights during the last fiscal year.

Employment Agreements

As of September 30, 2005, we have entered into written employment agreements with our executive officers, as follows:

•

We have entered into an employment agreement with T. Scott Conley as of January 1, 2005, under which we agreed to employ him as Chief Executive Officer for three years ending December 31, 2007 at an annual salary of $80,000 per year.

•

We have entered into an employment agreement with Keith A. Greaves as of January 1, 2005, under which we agreed to employ him as Chief Financial Officer for three years ending December 31, 2007 at an annual salary of $80,000 per year.

•

We have entered into an employment agreement with Craig C. Sellars as of January 1, 2005, under which we agreed to employ him as Chief Information Officer for three years ending December 31, 2007.  Under his original employment agreement, Mr. Sellars was entitled to compensation of $5,000 for each property in which our wireless Internet system is successfully deployed and operating until we reached monthly revenues of $57,000 per month, and thereafter he would be entitled to an annual salary of $100,000 per year.  In addition, we granted Mr. Sellars warrants to purchase 500,000 shares of our common stock at $1.00 at any time until December 31, 2007.  Effective June 1, 2005, we amended his employment agreement to provide that he would be entitled to a salary at an amount of $3,200 per month, and deleted the provision relating to an annual salary of $100,000 once we reach monthly revenues of $57,000.  On July 1, 2005, we amended his employment agreement to increase his monthly salary to $5,700.

The employment agreements with our officers each contain provisions that bar the officer from competing with us, from soliciting our employees or customers, or from disclosing our confidential information or trade secrets during employment and for a period of time thereafter.  In addition, the employment agreements contain provisions that prevent the employee from selling any of our common stock except in amounts less than is permitted under Rule 144. See "Shares of Company Eligible for Future Sale."

LEGAL PROCEEDINGS

As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

PRINCIPAL SHAREHOLDERS

The following table contains information about the beneficial ownership of our common stock as of February 6, 2006, for:

(i) each person who beneficially owns more than five percent of our common stock;

(ii) each of our directors;

(iii) the named executive officers; and

(iv) all directors and executive officers as a group.

As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class (1)
T. Scott Conley 3300 Holcomb Bridge Norcross, Georgia 30092	5,600,000	23.4%

Keith A. Greaves 3300 Holcomb Bridge Norcross, Georgia 30092	4,600,000	19.2%

Neal Butler (2) 1202 Ascot Court, N.W. Kennesaw, Georgia 30144	2,000,000	8.0%

Dominic Richardson Garcia Marino, 13 Attico 08027 Barcelona, Spain	1,612,687	6.7%

Warren L. Traver (3) 4545 Wieuca Road Building 2 Atlanta, Georgia 30342	750,000	3.1%

Melinda L. Masters (3) 5205 Camden Lake Parkway Acworth, Georgia 30101	750,000	3.1%

Craig C. Sellars (4) 3300 Holcomb Bridge Norcross, Georgia 30092	750,228	3.1%

All Officers and Directors as a Group	10,950,228	44.8%

(1)

Based upon 23,928,908 shares issued and outstanding as of February 6, 2006.

(2)

Mr. Butler's ownership consists of 1,000,000 shares of common stock owned outright, and shares issuable under a warrant to purchase 1,000,000 shares of common stock at $1.00 per share until December 20, 2006.

(3)

The ownership of Mr. Traver and Ms. Masters is disclosed herein because they may be deemed to constitute a "group" under 17 CFR Section 228.403.  The shares were originally issued to Pilot Corporate Services, Inc. under an agreement dated March 2, 2004.  Mr. Traver is a principal owner of Pilot.  Ms. Masters is the spouse of an independent contractor to Pilot.

(4)

Mr. Sellars' ownership consists of 250,228 shares owned outright, and shares issuable under a warrant to purchase 500,000 shares of common stock at $1.00 per share until December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have loaned funds to our officers from time to time at the discretion of our board of directors.  The loans were not evidenced by a note, are unsecured, do not bear interest and are payable on demand.

As of September 30, 2004, December 31, 2004 and March 31, 2005, the amount owed to us by T. Scott Conley, our chairman and chief executive officer, was $17,328, $23,677 and $52,547, respectively.  The loan to Mr. Conley was fully repaid in May 2005.

As of September 30, 2004, December 31, 2004 and March 31, 2005, the amount owed to us by Keith A. Greaves, our chief financial officer and a director, was $3,467, $3,467 and $48,667, respectively.  The loan to Mr. Greaves was fully repaid in May 2005.

T. Scott Conley, our chairman and chief executive officer, and Keith A. Greaves, our chief financial officer and a director, both guaranteed our office lease, and therefore are contingently liable to pay the lease in the event we are unable to make lease payments.

T. Scott Conley's spouse works for Post Properties, Inc., which to date is one of the two multifamily owners that have agreed to the installation of our wireless Internet systems in its properties.  Our agreement with Post Properties is on terms comparable to our agreements with other unrelated MDU property owners.

We employ T. Scott Conley's son on a part-time basis for clerical and administrative work.

On March 2, 2004, we entered into a one-year management and consulting agreement with Pilot Corporate Services, Inc. (Pilot), under which we issued Pilot 1,500,000 shares of common stock and paid Pilot $120,000.  As a result, Pilot acquired an interest in us that was and is greater than 5%.  We valued the shares issued to Pilot at $1,000, which we believed was the fair value of our shares at the time, since we had no revenues, operations or assets, and no prospects to raise capital prior to engaging Pilot.  Those shares are now held by the owner of Pilot and the spouse of an independent contactor to Pilot, which primary service provided by Pilot has been advice on structuring us to enable us to raise capital, which we were unsuccessful doing prior to engaging Pilot.  In addition, Pilot has provided overflow management services where our officers have lacked the time to perform certain functions.  Among the specific services provided by Pilot are corporate secretary services, advice on structuring officer compensation and employment agreements, advice on the terms of our Sole Distributor Agreement with Netconx and the employment agreements with its officers, and introductions to and selection of qualified professionals to enable us to prepare this prospectus.

From time to time, we have deposited funds with Pilot to hold for payment of professional fees, including legal, accounting and consulting, and Pilot has satisfied professional expenses on our behalf from such funds. The deposit of funds for professional fees with Pilot is not required by our contract with Pilot and is done to remove from management the tasks of negotiating, reviewing and paying such fees. The funds have been held without interest.  As of September 30, 2004, December 31, 2004, March 31, 2005, and June 30, 2005, Pilot was holding $15,000, $22,000, $39,923 and $8,662, respectively, on our behalf.

On March 30, 2004, we entered into a six-month consulting agreement with Dominic Richardson, under which we issued Mr. Richardson 1,750,000 shares of common stock.  As a result, Mr. Richardson acquired an interest in us that was and is greater than 5%.  We valued the shares issued to Mr. Richardson at $1,167, which is the same value per share that we valued the shares issued to Pilot for consulting services on March 2, 2004.  We valued the shares issued to Mr. Richardson at the same per share value as the shares issued to Pilot because we determined that there was no material change in our assets, operations or prospects from the date the shares were issued to Pilot.  The primary service provided by Mr. Richardson has been advice related to a structure that would enable us to raise capital from foreign investors, which we were unsuccessful doing prior to engaging Mr. Richardson and Pilot.  In addition, Mr. Richardson introduced us to Transfer Management International, Ltd., with whom we entered into an agreement to sell our common stock on April 24, 2004.

On May 4, 2005, Messrs. Conley and Greaves repaid $90,000 of advances that we had made to them from the proceeds of a loan in the same amount from Dominic Richardson.  Mr. Richardson is a former consultant to us, is an agent for Transfer Management International, Ltd., and is one of our larger shareholders. The loan terms stipulate that, on April 25, 2008, each officer is to repay Mr. Richardson one payment of $50,000 for principal and accrued interest. In addition, each officer conveyed to Mr. Richardson 400,000 shares of common stock. The loans are collateralized by each officer's pledge of 150,000 shares of common stock. We have not guaranteed repayment of the loans.

Effective as of January 1, 2005, we entered into a Sole Distributor Agreement with Netconx D And C Wireless, LLC, under which we had the right to purchase wireless cards for access points at fixed prices for three years, subject to adjustments based on changes in Netconx's cost for the cards.  Netconx is owned in the following percentages:  40% by Craig Sellars, 40% by David Sherman and 20% by David Sherman's wife.  We simultaneously entered into three-year employment agreements with Craig Sellars and David Sherman, who became our chief information officer and our chief technical officer, respectively.  Pursuant to the Sole Distributor Agreement, we issued Netconx 2,000,000 shares of our common stock, which were subject to cancellation on a pro rata basis in the event the Sole Distributor Agreement was terminated for any reason within three years of its date.  In addition, 1,000,000 of the shares were subject to cancellation on a pro rata basis in the event Mr. Sellars' employment with us was terminated for any reason within three years of the date of the Sole Distributor Agreement, and another 1,000,000 of the shares were subject to cancellation on a pro rata basis in the event Mr. Sherman's employment with us was terminated for any reason within three years of the date of the Sole Distributor Agreement.  Effective July 1, 2005, Mr. Sherman resigned as an officer, and as a result we cancelled 833,790 shares of common stock issued to Netconx.  In September 2005, we were notified that Netconx's agreement with the Chinese manufacturer of its components had been terminated, and therefore Netconx would no longer be able to perform under the Sole Distributor Agreement.  As a result, Netconx agreed with us to terminate the Sole Distributor Agreement effective as of October 1, 2005.  In connection with the termination, we cancelled 749,438 shares of common stock owned by the Netconx.

On July 10, 2005, we acquired Epiphony Voice Solutions, LLC, a Georgia limited liability company, from Messrs. Conley, Greaves and Sellars for $100, which was their out-of-pocket cost to form the entity.  The entity had been formed on June 27, 2005, and had no assets or liabilities at the time we acquired it.  Simultaneous with the purchase of Epiphony Voice Solutions, LLC, we subleased 163 square feet of office space leased by Messrs. Conley and Greaves in the same building in which we maintain our executive offices.  The sublease is on terms exactly identical to the terms of the main lease, and provides for monthly rental of $250 for one year from July 1, 2005 to June 30, 2006. We acquired Epiphony Voice Solutions, LLC and sublet the office space in order to facilitate our decision to enter the business of providing internet phone service to resellers of such service.

DESCRIPTION OF SECURITIES

General

At the date hereof, we are authorized by our articles of incorporation to issue an aggregate of 50,000,000 shares of common stock, no par value per share and 10,000,000 shares of "blank check" preferred stock, no par value per share.  As of February 6, 2006, 23,928,908 shares of common stock were outstanding and held of record by 455 shareholders and no shares of preferred stock are outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Georgia law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of shareholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of "blank check" preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Georgia. The effect of such preferred stock is that, subject to Federal securities laws and Georgia law, the board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the shareholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Dividends

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

Stock Symbol; No Trading of common stock

Currently there is no market for our securities. However, we intend to seek approval for trading of our common stock on the OTC Bulletin Board. At this time there is no symbol.

Transfer Agent and Registrar

Stalt, Inc. is the transfer agent and registrar for our common stock.

Limitation Of Liability; Indemnification

Our articles of incorporation include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, except as limited by our bylaws, and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their duty of care, except for any appropriation of a business opportunity from us, actions or omissions involving intentional misconduct of a knowing violation of the law, any transaction of which the director received an improper personal benefit, and any act of the types set forth in O.C.G.A. Section 14-2-832.  We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer.  Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

At this time we do not have director’s or officer’s liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

None.

EXPERTS

The consolidated financial statements as of and for the period from inception to September 30, 2004, and the fiscal ended September 30, 2005, included in this Prospectus have been audited by Braverman International, P.C., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Buker, Jones and Haley, P.C., will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20459. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

O2 SECURE WIRELESS, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

O2 SECURE WIRELESS, INC.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheet of O2 SECURE WIRELESS, INC. and subsidiary (a Georgia corporation in the development stage) as of September 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from October 29, 2003, to September 30, 2004, and for the year ended September 30, 2005. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of O2 SECURE WIRELESS, INC. as of September 30, 2005, and the results of its operations and its cash flows for the period from October 29, 2003, to September 30, 2004, and for the year ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage, has incurred significant losses since inception, and has not earned substantial revenues, that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Braverman International, P.C.

Prescott, Arizona

December 15, 2005

O2 SECURE WIRELESS, INC. AND SUBSIDIARY

(a Development Stage Company)

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CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 415,079
Cash in escrow	837,581
Trade accounts receivable	6,000
Advances to related parties	5,992
Other current assets	3,763

TOTAL CURRENT ASSETS	1,268,415

EQUIPMENT, net of accumulated depreciation	351,940

OTHER ASSETS:
Deposits	14,909

$ 1,635,264

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Unsecured loan payable	$ 13,898
Funds held for investor	837,581
Accounts payable	12,186
Accrued expenses	5,563
Deferred revenue	1,680

TOTAL CURRENT LIABILITIES	870,908

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 10,000,000 shares authorized, -0- shares issued and outstanding	-0-
Common stock, no par value, 50,000,000 shares authorized, 23,412,876 issued and outstanding	1,797,562
Other capital	78,800
(Deficit) accumulated during the development stage	(1,112,006)

Total Stockholders' Equity	764,356

$ 1,635,264

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

O2 SECURE WIRELESS, INC. AND SUBSIDIARY

(a Development Stage Company)

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CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30, 2005	October 29, 2003 (Inception) to September 30, 2004	Cumulative From October 29, 2003 (Inception) to September 30, 2005

REVENUES:
Service subscriptions	$ 24,847	$ 22	$ 24,869
Network component sales	35,760	-0-	35,760
Other	809	71	880

Total revenues	61,416	93	61,509

COSTS AND EXPENSES:
Cost of subscriptions service	41,217	8,253	49,470
Cost of network component sales - related party	29,146	-0-	29,146
Selling general and administrative:
Salary expense	309,225	78,550	387,775
Professional fees	133,860	92,235	226,095
Product contract rights	124,986	-0-	124,986
Communications	29,657	4,759	34,416
Travel and entertainment	18,346	708	19,054
Other	138,008	19,788	157,796
Asset impairment loss	106,933	-0-	106,933
Depreciation expense	38,880	425	39,305

Total cost and expenses	970,258	204,718	1,174,976

OTHER INCOME (EXPENSE):
Interest income	1,461	-0-	1,461

NET (LOSS)	$ (907,381)	$ (204,625)	$ (1,112,006)

BASIC NET (LOSS) PER SHARE	$ (.04)	$ (.01)

Weighted Average Number of Common Shares Outstanding	20,976,487	16,451,632

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

O2 SECURE WIRELESS, INC. AND SUBSIDIARY

(a Development Stage Company)

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CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2005	October 29, 2003 (Inception) to September 30, 2004	Cumulative From October 29, 2003 (Inception) to September 30, 2005

OPERATING ACTIVITIES:
Net (loss) from operations	$ (907,381)	$ (204,625)	$ (1,112,006)
Stock issued for services	-0-	4,167	4,167
Capital contributed for officers’ services	-0-	42,300	42,300
Expense paid by investor	46,000	-0-	46,000
Amortization of deferred charge - related party	50,000	70,000	120,000
Product contract rights expense	124,986	-0-	124,986
Asset impairment loss	106,933	-0-	106,933
Depreciation expense	38,880	425	39,305
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Accounts receivable	(6,000)	-0-	(6,000)
Other current assets	(3,297)	(466)	(3,763)
Deposits	(14,909)	-0-	(14,909)
Accounts payable	12,186	-0-	12,186
Accrued expenses	(21,437)	27,000	5,563
Deferred revenue	1,680	-0-	1,680

NET CASH (USED) BY OPERATING ACTIVITIES	(572,359)	(61,199)	(633,558)

INVESTING ACTIVITIES:
Purchase of equipment and capitalized installation costs:
Unrelated parties	(296,591)	(86,192)	(382,783)
Related party	(115,395)	-0-	(115,395)

NET CASH (USED) BY INVESTING ACTIVITIES	(411,986)	(86,192)	(498,178)

FINANCING ACTIVITIES:
Net (advances to) repayments from related parties	20,794	(20,794)	-0-
Unsecured loan payable	-0-	13,898	13,898
Proceeds from sale of common stock	1,358,000	170,000	1,528,000
Cash paid for common stock offering costs	(1,583)	-0-	(1,583)
Capital contribution by investor	6,500	-0-	6,500

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,383,711	163,104	1,546,815

NET INCREASE IN CASH AND CASH EQUIVALENTS	399,366	15,713	415,079

CASH AND CASH EQUIVALENTS, beginning of period	15,713	-0-	-0-

CASH AND CASH EQUIVALENTS, end of period	$ 415,079	$ 15,713	$ 415,079

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

O2 SECURE WIRELESS, INC. AND SUBSIDIARY

(a Development Stage Company)

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CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock			(Deficit) Accumulated During the
	Shares	Amount	Other Capital	Development Stage	Total
Balance, October 29, 2003 (Inception)	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

Stock issued for cash or services:
To officers, at assigned value:
October 29, 2003	21,500,000	2,000			2,000
Stock canceled - December 20, 2003	(4,500,000)	-0-			-0-
Stock canceled - April 24, 2004	(4,000,000)	-0-			-0-
To unrelated parties, at assigned value:
March 2, 2004	1,500,000	1,000			1,000
April 24, 2004	1,750,000	1,167			1,167

Stock issued at $.30 per share:
June 21, 2004	100,000	30,000			30,000
June 30, 2004	300,000	90,000			90,000
August 5, 2004	266,666	80,000			80,000
August 18, 2004	300,000	90,000			90,000
September 2, 2004	50,000	15,000			15,000

Stock offering costs		(5,000)			(5,000)

Capital contributed by officers for services			42,300		42,300

Net loss for the period				(204,625)	(204,625)

Balance, September 30, 2004	17,266,666	304,167	42,300	(204,625)	141,842

Stock issued for distribution contract, at fair value:
Stock issued – January 1, 2005	2,000,000	600,000			600,000
Stock canceled – July 1, 2005	(833,790)	(250,137)			(250,137)

Stock subscription receivable, net of amortization		(224,877)			(224,877)

Stock issued at $.30 per share:
October 4, 2004	118,334	35,500			35,500
October 13, 2004	83,333	25,000			25,000
November 3, 2004	150,000	45,000			45,000
November 9, 2004	33,333	10,000			10,000
November 15, 2004	233,334	70,000			70,000
November 23, 2004	166,666	50,000			50,000
November 29, 2004	100,000	30,000			30,000
December 7, 2004	183,334	55,000			55,000
December 13, 2004	36,666	11,000			11,000
December 22, 2004	283,334	85,000			85,000

(Continued)

O2 SECURE WIRELESS, INC. AND SUBSIDIARY

(a Development Stage Company)

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CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (continued)

	Common Stock			(Deficit) Accumulated During the
	Shares	Amount	Other Capital	Development Stage	Total

Stock issued at $.30 per share (continued):
January 20, 2005	60,000	18,000			18,000
February 2, 2005	203,333	61,000			61,000
February 25, 2005	266,667	80,000			80,000
March 1, 2005	33,333	10,000			10,000
March 3, 2005	133,333	40,000			40,000
March 15, 2005	210,000	63,000			63,000
April 6, 2005	133,334	40,000			40,000
April 27, 2005	166,666	50,000			50,000
May 4, 2005	35,000	10,500			10,500
May 11, 2005	213,334	64,000			64,000
May 25, 2005	180,000	54,000			54,000
June 2, 2005	36,666	11,000			11,000
June 16, 2005	460,000	138,000			138,000
July 1, 2005	543,334	163,000			163,000
August 4, 2005	170,000	51,000			51,000
August 22, 2005	583,333	175,000			175,000
September 7, 2005	130,000	39,000			39,000
September 8, 2005	33,333	10,000			10,000

Stock offering costs		(125,591)			(125,591)

Common stock warrant issued to investor, at fair value:
January 1, 2005			30,000		30,000

Capital contribution by investor			6,500		6,500

Net loss for the year	--	--	--	(907,381)	(907,381)
Balance, September 30, 2005	23,412,876	$ 1,797,562	$ 78,800	$ (1,112,006)	$ 764,356

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

O2 SECURE WIRELESS, INC. AND SUBSIDIARY

(a Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

O2 Secure Wireless, Inc. (O2 or the Company) is a Georgia corporation formed on October 29, 2003. The business plan of the Company is to install and manage local wireless internet connection networks for multi-domestic unit (MDU) environments in the southeastern U.S, such as multi-family residence developments and apartment/condominium complexes. The Company also resells wireless components that it purchases from a related party on a wholesale basis. The Company is in the development stage as defined in Statement on Financial Accounting Standards (SFAS) No. 7. While the Company has completed six MDU installations and is providing connection services to end user subscribers as of September 30, 2005, since inception the Company has not realized significant earned revenues. The Company’s fiscal year-end is September 30.

Effective July 10, 2005, O2 acquired 100% of the interests in Epiphony Voice Solutions, LLC (Epiphony) (see Note 12), Epiphony is a Georgia limited liability company formed on June 27, 2005 and has no stated termination date. It is a non-operational development-stage company. When operational, Epiphony will provide internet voice services to both the customers of O2 and other wireless internet connection service providers.

Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  It has sustained operating losses since inception, and has been dependent upon private placements of stock to provide sufficient working capital in order to finance its development activities. The Securities Purchase Agreement, which has represented the Company’s sole source of private stock placements to date, expired on November 30, 2005 after extension (see Note 8-Equity Financing). The Company’s ability to continue in existence is dependent upon developing additional sources of capital and/or achieving profitable operations. Management’s plan is to raise capital through additional private offerings, while actively seeking installation agreements with MDUs and generating profitable revenue-producing connectivity subscriptions with network end-users, in addition to profitable sales of certain products for which it is an authorized distributor. The Company is presently pursuing a registration of its common stock through a Form SB-2 filing with the Securities and Exchange Commission (SEC). The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of O2 Secure Wireless, Inc. and its wholly-owned subsidiary, Epiphony Voice Solutions, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues are generated by both a wireless internet connection service provided for individual end-users and sale of network component hardware. For wireless connection service, each subscriber is under a month-to-month service agreement and a fixed fee for service to be received for a particular month. Subscription revenue is recognized over the month service is provided. At the end of a financial reporting period, the Company records the portion of fees received for which the related subscription period has not been completed as deferred revenue. Under the terms of the agreement, billing is made by a pre-authorized charge to a subscriber’s credit card and is not refundable, thus reasonably assuring collection of the fee. Revenue from network hardware resale is recognized at the time the goods are delivered and billed. Sales are made at fixed prices based on orders received by customers. All sales of hardware components are final. The Company generally does not provide refunds, nor does it provide product warrantees or any other post-sale obligations to the customer.

Network Installation Cost Recognition

Prior to obtaining end-user subscriptions, the Company obtains an installation agreement with an MDU, and incurs costs to install components and activate a wireless network that will service the MDU. Installation costs, which include hardware components, direct labor and related travel and per diem costs, are capitalized as incurred, and depreciated on a straight-line basis over three years beginning at the time the network is placed in service in order to match installation costs against related subscription revenues. Capitalized installation costs are included (net of depreciation) in equipment in the accompanying consolidated balance sheet.

Costs of Service and Sales

Direct costs related to providing subscriber services, other than those specifically identifiable to the initial MDU installation costs described above, are charged as incurred and classified as cost of subscriptions service in the Company’s financial statements. These include such costs as system testing and maintenance, bulk bandwidth costs, and contracted labor or allocated employee costs for general system and customer service support. Cost of network component sales is based upon the Company’s historic cost for the components sold, on a first-in, first-out basis.

Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The Company estimates the collectibility of its trade accounts receivable. In order to assess the collectibility of these receivables, the Company monitors the current creditworthiness of each customer and analyzes the balances aged beyond the customer’s credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on currents facts and are reevaluated and adjusted   as additional information is received. Trade accounts receivable are subject to an allowance for collection when it is probable that the balance will not be collected. As of September 30, 2005, no allowance for collectibility was needed.

Equipment

Equipment is recorded at cost. Except for capitalized network installation costs described above, depreciation for other equipment purchases is provided on a straight-line basis over the estimated useful lives of the related assets, which range from 5 - 7 years. Network hardware components, which are not included in capitalized network installation costs, are not depreciated until installed.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to SFAS No. 109.  Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax bases of assets and liabilities and their financial amounts at year-end. As a single-member LLC, Epiphony is not recognized as a reporting entity for income tax purposes and therefore does not file its own income tax returns. The results of its operations are included in the income tax returns with that of its parent company. All costs incurred by Epiphony are considered start up costs which have been expensed for both tax and financial accounting purposes in the accompanying financial statements as of September 30, 2005.

Loss per Common Share

Basic loss per common share is calculated based upon the weighted average number of common shares outstanding during the periods presented, in accordance with the SFAS No. 128.  In determining the weighted average number of common shares outstanding, all shares issued at nominal value, net of subsequent share cancellations, is considered as outstanding as of the inception date. No potential diluted common shares have been used in the calculation of loss per share, as their inclusion would have an antidilutive effect on loss per share.

Fair Value of Financial Instruments

SFAS No. 107 disclosures about fair value of financial instruments define the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company’s financial instruments, which include cash, accounts receivable, and accrued expenses, approximate fair values due to the short-term maturities of such instruments.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

NOTE 2 – CASH IN ESCROW/FUNDS HELD FOR INVESTOR

On April 24, 2004, the Company and a foreign company investor executed an Escrow Agreement, whereby the Company was designated  as an escrow agent to hold funds received from the investor that may be used, at the investor’s direction, to purchase shares of the Company’s common stock under a separately executed Securities Purchase Agreement (see Note 8 – Equity Financing). Under the terms of the Escrow Agreement, cash received by the Company is required to be held in a separate depository account and may not be co-mingled with the general assets of the Company, and may not be disbursed except upon the express written direction of the investor. The Company has no financial rights to any funds held in escrow until released by the investor for the purchase of common stock. The Escrow Agreement has no cancellation date, and the investor is entitled to a return of the escrowed funds upon demand. Accordingly, an off-setting liability to the escrow account has been presented as funds held for investor in the accompanying consolidated balance sheets. The escrowed cash balance and offsetting liability were $837,581 at September 30, 2005.

Since June 2004, the investor has provided substantially all of the cash flow used to sustain the Company through its purchases of common stock under Regulation S of the Securities Act of 1933 pursuant to the April 24, 2004 agreement. This agreement expired on November 30, 2005, after extension. Accordingly, in December 2005 the escrow account was closed and all remaining funds were remitted to the investor.

NOTE 3– ADVANCES TO RELATED PARTIES

The Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO), who are also the sole directors of the Company, have, from time to time, made loans to the Company and received advances from the Company. The loans from, and advances to, the Company’s officers have no repayment terms, are non-interest bearing and are unsecured. As of September 30, 2005, there were no amounts owed the Company by the officers. In March 2005, the Company advanced these officers a total of $90,400. On May 4, 2005, this $90,400 balance was repaid to the Company by the officers via personal loans obtained from a foreign individual investor. The personal loan terms stipulate that, on April 25, 2008, each officer is to repay this investor one payment of $50,000 for principal and accrued interest. In addition, each officer sold the investor 400,000 shares of personally-held common stock of the Company at a nominal price. The loans are collateralized by each officer’s pledge of 150,000 shares of personally-held common stock of the Company. The loan terms do not involve any encumbrances or guarantees by the Company.

From time to time, Pilot Corporate Services, Inc. (Pilot), a management services company owned by a non-officer/director shareholder of the Company, has received funds from the Company via the escrow account (see Note 2), which funds are to be held and disbursed on behalf of the Company for payment of professional fees associated with the preparation of a Form SB-2 registration statement to be filed with the SEC. During the period from inception through September 30, 2004, Pilot received $15,000 for payment of fees to other professionals. Pilot used $5,000 of that amount for payment of fees, which is classified as offering costs in the accompanying September 30, 2004 consolidated statement of stockholders’ equity. During the year ended September 30, 2005, Pilot received $90,000 for payment of professional fees to other professionals. Pilot disbursed $94,008 of the funds held by them for payment of stock offering costs, which were classified as such in the accompanying September 30, 2005 consolidated statement of stockholders’ equity, and was holding a balance of $5,992 as of that date, which is included in advances to related parties in the accompanying September 30, 2005 consolidated balance sheet.

NOTE 4 – DEFERRED CHARGE

Deferred charge in the accompanying consolidated statements of cash flows represent the amortization of fees paid in advance to Pilot, a management services company owned by a non-officer/director shareholder of the Company, under a one-year services agreement commencing March 2, 2004 (see Note 8-Shares Issued for Services). The total amount paid to Pilot under the agreement was $120,000. The fees paid are expensed on a straight-line basis over the period services are to be rendered. During the year ended September 30, 2005 and period ended September 30, 2004, $50,000 and $70,000 respectively, was amortized and is included in professional fees in the accompanying consolidated statements of operations. As of September 30, 2005 the balance of the deferred charge had been fully amortized.

NOTE 5 - EQUIPMENT

September 30, 2005

Equipment	$ 72,386
Furniture and fixtures	14,228
Network hardware components	77,619
Capitalized installation costs	227,012
391,245

Less: Accumulated depreciation	39,305
$ 351,940

NOTE 6 – UNSECURED LOAN PAYABLE

The unsecured loan payable represents amounts received from an unrelated party on a non-interest bearing and unsecured basis. There are no repayment terms for this loan.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Impairment of Long-Lived Assets

Installation costs for wireless networks are capitalized with the assumption that sufficient cash flows from subscription services, net of  recurring service costs, will be generated in order for these costs to be recovered over the three-year depreciable life of each installation project (see Note 1 - Network Installation Cost Recognition). Where estimated future net cash flows are determined to be less than the carrying amount of long-lived assets, this difference is considered to be an impairment of the asset carrying value under generally accepted accounting principles and is required to be recognized as a loss. Management performed a review of the capitalized installation costs as of September 30, 2005. The high additional costs experienced during several initial network installations indicated that these costs were unlikely to be recoverable within the depreciable lives of these projects. Accordingly, the capitalized installation costs were reduced by $106,933, which was recorded as an asset impairment loss for the year ended September 30, 2005. Management believes as a result of this review that the remaining carrying value of $192,674 at September 30, 2005 is recoverable.

Operating Leases

On December 9, 2004, the Company entered into an 18-month non-cancelable operating lease for office space for its headquarter operations in Norcross, Georgia beginning January 1, 2005. Minimum base lease rental is $1,864 per month for the first 12 months and $2,202 per month thereafter. In addition to the monthly base lease payment, the Company is charged a pro rata share of building operating costs by the lessor. The lease is personally guaranteed by the Company’s CEO and CFO. The minimum lease rental for the remainder of the lease term during the year ending September 30, 2006 is $18,804.

Total rent expense was $17,292 for the year ended September 30, 2005.Total rent expense under a previous month-to-month rental was $8,258 for the period ended September 30, 2004.

Distribution Agreements

Effective as of January 1, 2005, the Company entered into a Sole Distributor Agreement with Netconx D&C Wireless, LLC (NCX), under which the Company has the right to purchase wireless cards for access points at a fixed price for three years, subject to adjustments based on changes in NCX’s cost for the cards. The Company may use the cards for internal use or may resell the wireless cards to third-party users. In the event the Company resells the cards to third parties, the Company is obligated to pay additional amounts based on the gross profit realized from the sale. In addition, the Company is obligated to pay an additional $100 royalty on each outdoor access point that is manufactured from a card. The Company is obligated to make the cards and access points available for sale to third parties at a reasonable price, and NCX is barred from reselling the cards or access points to third parties. Pursuant to the Sole Distributor Agreement, the Company issued NCX 2,000,000 shares of common stock, which is subject to cancellation on a pro rata basis in the event the Sole Distributor Agreement is terminated for any reason within three years of its date. In addition, 1,000,000 of the shares are subject to cancellation in the event the Chief Information Officer’s employment with the Company (see Employment Agreements) is terminated for any reason within three years of the date of the Sole Distributor Agreement. Another 1,000,000 of the shares are subject to cancellation in the event the Chief Technical Officer’s employment with the Company (see Employment Agreements) is terminated for any reason within three years of the date of the Sole Distributor Agreement.

The shares issued to NCX were assigned an initial value of $600,000 based on the value of shares being sold to the foreign investor during that time, which is believed by management to be the best indicator of the contract’s value. This transaction is presented as an issuance of common stock for $600,000, and an off-setting stock subscription receivable in the accompanying September 30, 2005 consolidated statement of stockholders’ equity. The subscription receivable is being amortized on a straight-line basis over the three-year term of the Sole Distributor Agreement. Amortization of $124,986 of the stock subscription receivable is presented as product contract rights expense in the accompanying consolidated statement of operations for the year ended September 30, 2005. Due to the resignation of the Chief Technical Officer effective July 1, 2005 (see Employment Agreements), 833,790 common shares of the Company held by NCX were canceled under the terms of the Sole Distributor Agreement.

The Company and NCX are considered related parties by virtue of the fact that Company's Chief Information Officer and Chief Technical Officer (until his resignation on July 1, 2005) are both officers, and significant shareholders, of NCX. However, NCX is not considered a competitor.

Effective October 1, 2005, the Company and NCX voluntarily terminated the Sole Distributor Agreement after NCX's agreement with its supplier was terminated.  In connection with the termination of the Sole Distributor Agreement, 749,772 shares of common stock held by NCX were terminated, and each party executed mutual releases of liability under the Sole Distributor Agreement.

Effective October 10, 2005, the Company entered into a new distribution agreement with a foreign manufacturer. The agreement extends through October 10, 2010 and is cancelable by either party. The Company’s sole obligation under the agreement is to make best efforts to sell the manufacturer’s products at a specified volume within the territory defined in the agreement.

Employment Agreements

As of January 1, 2005, the Company entered into written employment agreements with its executive officers, as follows:

 The CEO for three years ending December 31, 2007 at an annual salary of $80,000 per year.

 The CFO for three years ending December 31, 2007 at an annual salary of $80,000 per year.

 The Chief Information Officer for three years ending December 31, 2007. Under the original agreement terms, this officer’s compensation was to be $5,000 for each property in which the Company’s wireless internet system is successfully deployed and operating until the Company reaches monthly revenues of $57,000 per month for three consecutive months. Effective July 1, 2005, the compensation terms for this officer were modified, whereby the officer began receiving a salary, currently at an annual rate of $68,400, in lieu of receiving compensation based upon system deployments. After the Company reaches monthly revenues of $57,000, this officer’s compensation will be an annual salary of $100,000 per year.  In addition, pursuant to the employment agreement executed on January 1, 2005, the Company granted this officer a warrant to purchase 500,000 shares of common stock at $1.00 at any time until December 31, 2007. No value was assigned to this warrant as of issuance date (see Note 8 – Stockholders Equity). This individual is a significant owner of NCX, with which the Company executed a Sole Distributor Agreement (see Distribution Agreement).

 The Chief Technical Officer for three years ending December 31, 2007. The terms of the employment agreement with this officer were identical to that of the original terms of the employment agreement with the Chief Technical Officer, including compensation rates and issuance of a warrant to purchase 500,000 common shares. However, effective July 1, 2005, this officer resigned from the Company. The common stock warrant remains in effect, as it was not contingent upon completion of the employment term. This individual is a significant owner of NCX, with which the Company executed a Sole Distributor Agreement (see Distribution Agreement).

The employment agreements with the Company’s officers each contain provisions that bar the officer from competing with the Company, from soliciting Company employees or customers, or from disclosing Company confidential information or trade secrets during employment and for a period of time thereafter. In addition, the employment agreements contain provisions that prevent the employee from selling any of the Company’s common stock, except in amounts less than are permitted under Rule 144.

NOTE 8 – STOCKHOLDERS’ EQUITY

Shares Issued for Services

At inception of the Company, a total of 21,500,000 common shares were issued to the Company’s four founding directors/officers services, valued at $500 for each director/officer.

On December 20, 2003, by agreement with one of the four founding directors/officers upon his resignation from the Company, the Company cancelled 4,500,000 shares initially issued to the officer/director, leaving him with 1,000,000 shares, and issued the individual a warrant to purchase 1,000,000 shares of common stock for $1.00 per share until December 20, 2006.

On April 24, 2004, by agreement with one of the four founding directors/officers upon his resignation from the Company, the Company cancelled 4,000,000 shares initially issued to the officer/director, leaving him with 1,000,000 shares, and issued the individual a warrant to purchase 1,000,000 shares of common stock for $1.00 per share until April 24, 2007.

By a consulting agreement dated March 2, 2004, the Company issued Pilot 1,500,000 shares of common stock for management and consulting services to be performed over a one year period. The shares were valued at $1,000.

By a consulting agreement dated March 30, 2004, the Company issued a foreign individual investor 1,750,000 shares of common stock for management and consulting services to be performed over a nine month period. The shares were valued at $1,167.

Equity Financing

On April 24, 2004, the Company executed a Regulation S Securities Purchase Agreement (the Purchase Agreement) with a foreign company investor to provide capital for the Company’s development activities. Under the Purchase Agreement, the Company agreed to sell the investor up to 4,000,000 common shares for $.30 per share until December 31, 2004. In a series of purchases from June 21, 2004 to September 2, 2004, the investor subscribed and paid for 1,016,666 shares, for total gross proceeds of $305,000. Of these proceeds, the investor directly paid to Pilot $120,000 for its fee under its consulting agreement with the Company and $15,000 to hold for payment of future professional fees (see Note 2), and paid the remaining $170,000 in cash to the Company. Effective January 1, 2005, the Company extended the term of the Purchase Agreement with the investor from December 31, 2004 to September 30, 2005. In consideration for the extension, the Company issued the investor a warrant to purchase 500,000 shares of common stock for $0.30 per share until June 30, 2008, valued at $30,000. Effective September 1, 2005, the term of the Purchase Agreement was further extended until November 30, 2005, with nominal consideration paid to the investor. The Purchase Agreement expired on November 30, 2005 without further extension.

During the year ended September 30, 2005, the investor further subscribed and paid for 4,980,000 common shares, for total gross proceeds of $1,494,000. Of these proceeds, the investor directly paid $21,000 to an unrelated company for professional fees, which is included in professional fees in the accompanying September 30, 2005 consolidated statement of operations. The investor also directly paid Pilot $90,000 to hold for disbursement of future professional fees and $25,000 for additional services rendered by Pilot after the expiration of its management consulting agreement with the Company. The investor paid the remaining $1,358,000 in cash to the Company.

The following is a recap of creditor expenses which were paid directly by the investor from cash for stock purchases that had been withheld by the investor:

	Year Ended September 30, 2005	October 29, 2003 -September 30, 2004
To Pilot, for Pilot’s consulting fee	$ 25,000	$ 120,000	(1)
To Pilot, to disburse for attorney and accountant fees	90,000	15,000	(2)
To a service provider, for public relations service fee	21,000	-0-	(3)
	$ 136,000	$ 136,000

(1) For the period ended September 30, 2004, $120,000 was prepaid (i.e. deferred charge) in March 2004, and amortized to expense at $10,000/month through February 2005. The $25,000 paid during the year ended September 30, 2005 was expensed during that period for additional services rendered.

(2) Recorded as an advance to related party until such time Pilot disburses these funds, at which time the Company records the payments made by Pilot as stock offering costs.

(3) Expensed by Company and presented as expense paid by investor in the accompanying September 30, 2005 consolidated statement of cash flows.

Other Capital

Other capital since inception through September 30, 2004 of $42,300 includes non-cash services contributed by three founding shareholders/officers. Additional other capital for the year ended September 30, 2005 included $30,000 for the fair value of a common stock warrant issued (see Common Stock Warrants) and $6,500 received in cash from the investor to fund certain expenses of the Company.

Common Stock Warrants

The Company accounts for common stock warrants under the recognition and measurement principles of SFAS No. 123, using the Black-Scholes option pricing model for measuring fair value of these instruments. No expense was recognized for the period ended September 30, 2004 for the warrants issued to the two former founding directors/officers in exchange for surrender of a majority of their common shares (see Shares Issued for Services), as these transactions represented an equity restructure in which the value of the warrants issued by the Company was less than that of the shares surrendered by the former directors/officers. Based on the terms of the warrants issued for officer/employee services (see Note 7 - Employment Agreements), the option pricing model indicated that these warrants had no fair value , and accordingly no compensation expense was recorded for the nine months ended June 30, 2005. The warrant issued in exchange for extension of the Purchase Agreement with the investor (see Equity Financing) indicated a fair value of $30,000, which is presented as other capital and stock offering costs in the accompanying September 30, 2005 consolidated financial statements. Variables used in the Black-Scholes model for measuring the fair value of all warrants were as follows:

Expected dividends	-0-
Risk-free interest rate	3.7%
Volatility	20%

NOTE 9 – INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. The Company has a net operating loss carryover for income tax purposes of $1.1 million as of September 30, 2005, of which $200,000 expires in 2019 and $900,000 in 2020. The following is an analysis of deferred tax assets as of September 30, 2005:

	Deferred Tax Assets	Valuation Allowance	Balance
Deferred tax assets at September 30, 2005	$ 416,000	$ (416,000)	$ -0-

The deferred tax assets were computed at an effective combined federal and state income tax rate of 38 percent. In accordance with SFAS No. 109, the valuation allowance was based on the results of operations as of September 30, 2005. Because it is uncertain as to whether the Company will have taxable income in future periods to realize any deferred tax benefits arising from this loss carryover, none have been recorded as of September 30, 2005.

The following reconciles the expected statutory combined federal/state income tax rate to the Company’s actual income tax rate for the period from inception through September 30, 2005:

	Year Ended September 30, 2005	Period Ended September 30, 2004

Expected income tax (benefit) at combined federal/state statutory tax rate	(38%)	(38%)
Valuation allowance	38%	38%
Actual income tax (benefit)	0%	0%

NOTE 10 – SUPPLEMENTAL CASH FLOW INFORMATION

Non-Cash Transactions

Cash flows affecting the cash in escrow and the related funds held for investor in the accompanying consolidated balance sheets are not presented in the accompanying consolidated statements of cash flows. As disclosed in Note 2, the Company is an escrow agent on behalf of an investor, and therefore has no financial rights or obligations associated with these accounts.

As disclosed in Note 7 (Distribution Agreement), during the year ended September 30, 2005 the Company issued common stock valued at $600,000 in exchange for contract rights under the Sole Distributor Agreement.

As disclosed in Note 8 (Equity Financing), during the year ended September 30, 2005 and period ended September 30, 2004, $90,000 and $15,000, respectively, was paid directly by the investor to Pilot to hold for future payment of third-party professional fees. During the year ended September 30, 2005 and period ended September 30, 2004, Pilot paid $5,000 and $94,008, respectively, for professional fees on behalf of the Company, which were recorded as stock offering costs.

As disclosed in Note 8 (Other Capital), during the year ended September 30, 2005, a common stock warrant valued at $30,000 was issued for no cash consideration.

As disclosed in Note 4, during the period ended September 30, 2004, Pilot was paid a total of $120,000 for services under its contract with the Company, which extended through March 2005. Since these funds were paid directly from the investor escrow account from stock sale proceeds, they are not reflected in the accompanying consolidated statement of cash flows for the period ended September 30, 2004. Amortization relating to the $120,000 prepayment is presented as a non-cash adjustment to net loss (deferred charge – related party) in the accompanying consolidated statements of cash flows for the year ended September 30, 2005 and period ended September 30, 2004.

NOTE 11 – RELATED PARTY TRANSACTIONS

Other transactions with related parties were as follows:

As disclosed in Note 7(Distribution Agreement), effective January 1, 2005, NCX and the Company became related by common ownership and management control. NCX is a major supplier of network hardware components for the Company. The Company purchased a total of $92,895 in components from NCX during the period January 1 - September 30, 2005, at which time NCX was a related party. In addition to these component purchases, the Company paid NCX $22,500 for network installation services during this period. There were no amounts owed by the Company to NCX for these purchases and services as of September 30, 2005. Effective October 1, 2005, the Company and NCX voluntarily terminated their distribution agreement, as disclosed further in Note 7 and 15.

During the year ended September 30, 2005, the Company paid Pilot $25,000 for additional management consulting services rendered after the expiration of the consulting agreement referred to in Note 4.

NOTE 12 – ACQUISITION

On July 10, 2005, O2 acquired 100% of the interests in Epiphony, whose members are officers and significant shareholders of O2. Epiphony had no assets, liabilities, or members’ equity as of the acquisition date. O2 paid the members nominal consideration, representing the cost incurred personally by the members to form Epiphony. Accordingly, there were no material financial statement effects to record as a result of this acquisition.

NOTE 13 – RISK CONCENTRATION

Cash

The Company maintains depository cash accounts and short-term certificates of deposit at several banking institutions. Its accounts are insured against loss from the failure of these banks by the Federal Deposit Insurance Corporation (FDIC), to a maximum of $100,000 per bank. The total cash exceeding the FDIC-insured limit was $1,021,928 at September 30, 2005.

Customers

The Company’s subscription revenues are derived from the tenants of apartment complexes which are operated by two apartment management companies. These management companies provide the access to potential and current subscribers under agreements with the Company. Cancellation of the agreements with either of these companies would result in a significant loss of current and potential subscriber base.

Suppliers

Network component sales revenues are generated entirely by sales of a single product line under a distribution agreement with one supplier. Cancellation of this agreement would result in the inability of the Company to continue product sales activity unless a distribution agreement could be obtained with another supplier of this product.

NOTE 14 – RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment." SFAS No. 123R replaced SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25. SFAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements. The effective date of SFAS No. 123R is the first reporting period beginning after June 15, 2005.

On April 14, 2005, the Securities and Exchange Commission issued an announcement amending the compliance dates for the FASB's SFAS 123R that addresses accounting for equity based compensation arrangements. Under SFAS 123R registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The Commission's new rule will allow companies to implement SFAS 123R at the beginning of the next fiscal year after June 15, 2005. The Company applied SFAS 123R in the accompanying financial statements.

NOTE 15 – SUBSEQUENT EVENTS

In a series of purchases from October 1, 2005 through November 29, 2005, the primary investor subscribed and paid for a total of 1,265,803 common shares at $.30 per share. Of the total $379,741 in stock sale proceeds, the investor paid $352,241to the Company, $20,000 to Pilot to disburse for professional fees (see Note 2), and $7,500 to an unrelated service provider. As disclosed in Note 1 (Going Concern), Note 2, and Note 8 (Equity Financing), the Stock Purchase Agreement under which these and all prior shares had been sold terminated on November 30, 2005.

As more fully disclosed in Note 7 (Distribution Agreements), on October 1, 2005, the Company and NCX voluntarily terminated their Sole Distributor Agreement. Also as more fully disclosed in Note 7, on October 10, 2005, the Company entered into a new distribution agreement with a foreign manufacturer.

9,599,783 Shares

 O2 SECURE WIRELESS, INC.

Common Stock

__________________

PROSPECTUS

____________, 2006

__________________

Until [__________], 2006, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our articles of incorporation include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, except as limited by our bylaws, and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their duty of care, except for any appropriation of a business opportunity from us, actions or omissions involving intentional misconduct of a knowing violation of the law, any transaction of which the director received an improper personal benefit, and any act of the types set forth in O.C.G.A. Section 14-2-832.  We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer.  Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

At this time we do not have director’s or officer’s liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$891*
Printing and Engraving Expenses	$10,000*
Accounting Fees and Expenses	$ 5,000*
Legal Fees and Expenses	$30,000*
Miscellaneous	$ 2,500*
TOTAL	$43,391*

* Estimates only.

Recent Sales Of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder, or Regulation S. All recipients had adequate access, though their relationships with us, to information about us.

On October 29, 2003, at our formation, we issued the following shares of common stock to our founders:

T. Scott Conley	6,000,000 shares
Keith A. Greaves	5,000,000 shares
Neal Butler	5,500,000 shares
Michael Price	5,000,000 shares

On December 20, 2003, in connection with Neal Butler's resignation as an officer, director and employee, Mr. Butler agreed to cancel 4,500,000 of his shares, and we issued Mr. Butler a warrant to purchase 1,000,000 shares of common stock at $1.00 per share at any time until December 20, 2006.

On March 2, 2004, we issued Pilot Corporate Services, Inc. 1,500,000 shares of common stock for consulting services pursuant to a consulting agreement dated the same date.  The shares were valued at $1,000, or $00067 per share.

On March 30, 2004, we issued Dominic Richardson 1,750,000 shares of common stock for consulting services pursuant to a consulting agreement dated the same date. The primary service provided by Mr. Richardson has been advice related to a structure that would enable us to raise capital from foreign investors, which we were unsuccessful doing prior to engaging Mr. Richardson.  In addition, Mr. Richardson introduced us to Transfer Management International, Ltd., with whom we entered into an agreement to sell our common stock on April 24, 2004.  The shares were valued at $1,167, or $00067 per share.

On April 24, 2004, in connection with Michael Price's resignation as an officer, director and employee, Mr. Price agreed to cancel 4,000,000 of his shares, and we issued Mr. Price a warrant to purchase 1,000,000 shares of common stock at $1.00 per share at any time until April 24, 2007.

On April 24, 2004, we entered into a Regulation S Securities Purchase Agreement (the "Regulation S Agreement") with Transfer Management International, Ltd. ("TM"), under which we agreed to sell TM up to 4,000,000 shares of our common stock at $0.30 per share at any time, and from time to time as TM so elects, until December 31, 2004.  We subsequently agreed with TM to extend the term of the agreement to September 30, 2005.  In connection with the agreement to extend the term of the Regulation S Agreement, we issued TM warrants to purchase 500,000 shares of common at $0.30 per share exercisable until June 30, 2008.  We subsequently agreed with TM to extend the term of the agreement to November 30, 2005, and increase the number of shares subject to the agreement to 9,000,000 shares.  Under the Regulation S Agreement, we agreed to register the shares purchased by TM, whether held by TM or any transferee of TM, at our expense.  Under the Regulation S Agreement, TM purchased the following shares of common stock:

Period	No. of Shares	Purchase Price
Year ended September 30, 2004	1,016,667	$305,000
Quarter ended December 31, 2004	1,388,333	$416,500
Quarter ended March 31, 2005	906,666	$272,000
Quarter ended June 30, 2005	1,225,000	$367,500
Quarter ended September 30, 2005	1,460,000	$438,000
October 1, 2005 to November 29, 2005	1,265,804	$379,741
Total:

We believe that the sale of shares under the Regulation S Agreement was exempt from registration under Rule 903(a) and (b)(3) because the Regulation S Agreement, and all sales thereunder, were conducted in an "offshore transaction," no directed selling efforts were made in the United States by any party, TM is not a U.S. Person, the Regulation S Agreement contained a certification from TM as to the facts set forth in Rule 903(b)(3)(iii)(B) and (4), and the securities issued under the Regulation S Agreement contained a restrictive legend prohibiting their transfer except under Regulation S, a registration statement, or an available exemption from registration.

Pursuant to employment agreements entered into effective January 1, 2005, we issued 500,000 warrants to purchase shares of our common stock at $1.00 per share for three years to Craig Sellars and David Sherman.

Pursuant to an Amendment to Regulation S Securities Purchase Agreement dated January 1, 2005, we issued 500,000 warrants to purchase shares of our common stock at $0.30 per share until June 30, 2008.

Pursuant to a Sole Distributor Agreement entered into effective January 1, 2005, we issued 2,000,000 shares of common stock Netconx D and C Wireless, LLC.  The shares were issued subject to a vesting schedule, under which some portion of the shares are subject to cancellation on a proportionate basis in the event the Sole Distributor Agreement is terminated at any time before its scheduled expiration date of December 31, 2007, or in the event our employment agreements with Craig Sellars or David Sherman are terminated prior to the end of the term thereof.  In June 2005, we cancelled 833,790 shares as a result of David Sherman's resignation as an officer.  On October 1, 2005, we cancelled 749,772 shares as a result of the termination of the Sole Distributor Agreement.

Exhibits

Exhibit Number	Description and Incorporation by Reference
3.1*	Articles of Incorporation
3.2*	Amendment to Articles of Incorporation
3.3*	By-Laws of the Company
4.1*	Form of Common Stock Certificate of the Company
4.2*	Form of Warrant Agreement
5	Opinion of Buker, Haley & Jones, P.C.
10.1*	Employment Agreement with T. Scott Conley
10.2*	Employment Agreement with Keith A. Greaves
10.3*	Employment Agreement with Craig C. Sellars
10.4*	Agreement with Pilot Corporate Services, Inc.
10.5*	Consulting Agreement with Dominic Richardson
10.6*	Regulation S Securities Purchase Agreement
10.7**	First Amendment to Employment Agreement with Craig C. Sellars
10.8**	Second Amendment to Employment Agreement with Craig C. Sellars
21	None
23.1	Consent of Braverman International, P.C.
23.2	Consent of Buker, Haley & Jones, P.C.***

*Incorporated by reference from Form SB-2 filed on or about May 13, 2005.

**Incorporated by reference from Form SB-2 filed on or about August 3, 2005.

***Included in Exhibit 5.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Norcross, State of Georgia, on February 8, 2006.

O2 Secure Wireless Incorporated
Dated: February 8, 2006	/s/ T. Scott Conley
T. Scott Conley, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Dated: February 8, 2006	/s/ T. Scott Conley
T. Scott Conley, Chairman and Chief Executive Officer (Principle Executive Officer)

Dated: February 8, 2006	/s/ Keith A. Greaves
Keith A. Greaves, Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer and Accounting Officer)